CREDIT AGREEMENT

Dated as of July 23, 2010

among

NG WASHINGTON II HOLDINGS, LLC

as borrower,

THE LENDERS THAT ARE SIGNATORIES HERETO,

and

FORTRESS CREDIT CORP.
as agent

Fortress/NG Washington II Holdings, LLC
Credit Agreement

TABLE OF CONTENTS

Fortress/NG Washington II Holdings, LLC
Credit Agreement

i

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Fortress/NG Washington II Holdings, LLC
Credit Agreement

ARTICLE 16 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		67

Section 16.1	CHOICE OF LAW	67
Section 16.2	CONSENT TO JURISDICTION	67
Section 16.3	WAIVER OF VENUE	67
Section 16.4	WAIVER OF JURY TRIAL	67

Fortress/NG Washington II Holdings, LLC
Credit Agreement

v

Exhibits

Exhibit A:	Form of Pledge Agreement
Exhibit B:	Form of Security Agreement
Exhibit C:	Form of Note Issue Notice
Exhibit D:	Form of Note
Exhibit E:	Closing List
Exhibit F:	Form of Compliance Certificate
Exhibit G:	Form of Assignment and Assumption Agreement
Exhibit H:	Form of Extension Notice
Exhibit I:	Form of Guaranty
Exhibit J:	Form of Monthly Gaming Report
Exhibit K:	Agent’s Account
Exhibit L:	Commitments and Pro Rata Shares of the Lenders
Exhibit M:	Deposit Accounts and Securities Accounts
Exhibit N:	Permitted Management Expenses

Schedules

Schedule 1.1:	Mortgaged Properties
Schedule 5.7:	Litigation and Contingent Obligations
Schedule 5.8.1:	Credit Party Corporate Information
Schedule 5.8.2	Credit Party Organizational Structure
Schedule 5.8.3	Joint Ventures and Partnerships
Schedule 5.14:	Liens
Schedule 5.17.1:	Environmental Matters
Schedule 5.25:	Labor Matters
Schedule 5.26.1:	Pending Claims against any Credit Party
Schedule 5.27:	List of All Real Property and Leases
Schedule 5.36:	Leases on Mortgaged Properties
Schedule 6.11	Indebtedness
Schedule 14.1:	Notice Information

Fortress/NG Washington II Holdings, LLC
Credit Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of July 23, 2010 (as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time, this “Agreement”), is entered into among NG WASHINGTON II HOLDINGS, LLC, a Delaware limited liability company ( “Borrower”), the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and FORTRESS CREDIT CORP., a Delaware corporation, as agent to the Lenders (together with its successors and assigns, “Agent”).

RECITALS

WHEREAS, NG Washington II, LLC, a Washington limited liability company and Wholly-Owned Subsidiary of Borrower  (“Buyer” or “Operator”, as the context requires) and Grant Thornton Ltd., in its capacity as court-appointed receiver and not in its personal capacity (“Receiver”), entered into that certain asset purchase agreement dated as of April 14, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”);

WHEREAS, each of Borrower and Buyer are Wholly-Owned Subsidiaries of Nevada Gold & Casinos, Inc., a Nevada corporation (“Parent”);

WHEREAS, NG Washington, LLC, a Washington limited liability company and a Wholly-Owned Subsidiary of Parent (“NG Washington”) currently owns and operates three (3) card room businesses in the State of Washington licensed by the Washington State Gambling Commission (“WSGC”) d/b/a “Crazy Moose Casino”, “Coyote Bob’s Casino” and “Crazy Moose Casino II” (collectively, the “Existing Card Rooms”);

WHEREAS, pursuant to the Asset Purchase Agreement, Receiver agreed to sell, and Operator agreed to purchase, certain of the assets of the following Washington corporations (the “Companies”) currently under the control of and operated by Receiver: (a) Big Nevada, Inc., Little Nevada, Inc., Golden Nugget Tukwila, Inc., Mill Creek Gaming, Inc., Royal Casino Holdings, Inc., Silver Dollar Mill Creek, Inc. and Hollydrift Gaming, Inc. (including the card room businesses thereof other than “The Silver Dollar Tukwila” operated by Little Nevada, Inc. and “The Drift on Inn Casino” operated by Hollydrift Gaming, Inc. (such card room businesses collectively the “New Card Rooms”)), and (b) Gameco, Inc., Gaming Consultants, Inc. and Gaming Management, Inc. which historically provided  management services to the New Card Rooms, (such assets collectively, the “Purchased Assets”);

WHEREAS, Operator intends to operate each of the New Card Rooms;

WHEREAS, Fortress and the initial Lenders are senior secured creditors of the Companies and expect to receive from Receiver distributions from the net proceeds of sale of the Purchased Assets pursuant to the Asset Purchase Agreement, as senior secured creditors of the Companies;

WHEREAS, Borrower and the other Credit Parties have requested from the original Lenders, and, subject to the terms and conditions contained herein, the original Lenders have agreed to provide to Borrower, for the benefit of Borrower, Operator and the other Credit Parties, term loans in an aggregate principal amount not to exceed the Facility Commitment (as defined hereinafter) for the purpose of financing a portion of the acquisition consideration due from Operator to Receiver for the Purchased Assets pursuant to the Asset Purchase Agreement, the balance of the acquisition consideration to be paid to Receiver in cash from the proceeds of that certain Amended and Restated Promissory Note dated July 7, 2009 issued by Parent to Louise H. Rogers (the “Rogers’ Note”); and

WHEREAS, as an inducement for Lenders to provide the term loans to Borrower under this Agreement, Lenders require (a) Parent, Borrower and Operator to enter into the applicable Collateral Documents (as defined hereinafter) to secure the Obligations (as defined hereinafter), and (b) Operator and NG Washington to enter into the Guaranty (as defined hereinafter) to guaranty payment of the Obligations (as defined hereinafter).

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

Fortress/Nevada Gold & Casinos
Credit Agreement

ARTICLE 1

DEFINITIONS

Section 1.1          Definitions.  As used in this Agreement (including, without limitation, the preamble and recitals above), the following terms shall have the following meanings:

“Account Bank” means, with respect to the Deposit Account maintained by Borrower, Encore Bank N.A., and, with respect to the Deposit Accounts maintained by the Operator, Sterling Savings Bank, a Washington State-chartered commercial bank, or any other depository institution acceptable to Agent in its sole discretion,.

“Acquisition” means any transaction, or any series of related transactions, consummated prior to, on or after the date of this Agreement, by which Borrower or Operator:

(a)           acquires any ongoing business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise (including, without limitation, the acquisition of the Purchased Assets pursuant to the Asset Purchase Agreement); or

(b)           directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of a Person (other than Securities having such power only by reason of the happening of a contingency).

“Acquisition Finance Consideration” means the Fortress Accommodation (as defined in the Asset Purchase Agreement) made available to Borrower hereunder, and evidenced by the Notes issued by Borrower to Lenders hereunder.

“Adjusted EBITDA” means, with respect to any Person for any period, (a) the Net Income of such Person for such period (excluding from the determination of Net Income any extraordinary gains and losses), plus (b) without duplication, the sum of the following amounts of such Person, in each case to the extent deducted in determining Net Income for such Person during such period: (i) Net Interest Expense; (ii) income Tax expense; (iii) depreciation expense; (iv) amortization expense; and (v) corporate overhead attributable to the Purchased Assets; minus (c) without duplication, the sum of all of the following amounts of such Person for such period: (i) the aggregate amount of all non-cash items increasing Net Income; (ii) non-recurring gains and losses; (iii) income tax credits, (iv) gains and losses from discontinued operations, (v)  non-cash deferred and stock based compensation and (vi) non-recurring, non-operating income.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of Voting Stock (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Voting Stock, by contract or otherwise, and “Affiliated” has a correlative meaning to Affiliate.

“Agent” is defined in the preamble hereto.

“Agent’s Account” means the Deposit Account of Agent identified on Exhibit K.

“Agreement” is defined in the preamble hereto.

“Anti-Money-Laundering Laws” means the BSA and all applicable Requirements of Law and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

“Anti-Terrorism Laws” means the OFAC Laws and Regulations, the Executive Orders and the USA Patriot Act and regulations promulgated thereunder.

“Applicable Margin” means nine percent (9.00%) per annum.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Applicable Maturity Date” means:

(a)           the Initial Maturity Date; or

(b)           if the maturity of the Loans is extended in accordance with Section 2.2, the Extended Maturity Date.

“Applicable Rate” means, with respect to any calendar month during which any Loan is outstanding, the sum of:

(a)           LIBOR; plus

(b)            the Applicable Margin.

“Approved CapEx Budget” is defined in Section 6.1(b).

“Approved Capital Expenditures” means, for a Fiscal Year, the aggregate amount of Capital Expenditures of the Operator set forth in the Approved CapEx Budget for that Fiscal Year.

“Approved Fund” means any Fund that is administered or managed by:

(a)           a Lender;

(b)           an Affiliate of a Lender; or

(c)           an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Purchase Agreement” is defined in the recitals hereto.

“Assignees” is defined in Section 13.3.

“Assignment and Assumption Agreement” is defined in Section 13.3(a).

“Authorized Officer” means, with respect to a Person, any of the President, Chief Executive Officer, or Chief Financial Officer, as applicable, of that Person.

“Base Consideration Amount” has the meaning ascribed to such term in the Asset Purchase Agreement.

“Borrower” is defined in the preamble hereto.

“Borrowing” means the borrowing of a Loan hereunder, evidenced by a Note or Notes issued by Borrower to each Lender.

“BSA” means the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.

“Business Day” means:

(a)           with respect to a Borrowing, any payment or rate determination of the Loan, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in US Dollars are carried on in the London interbank market; and

(b)           for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Buyer” is defined in the recitals hereto.

“CapEx Budget” is defined in Section 6.1(b).

“Capital Expenditures” of a Person means, without duplication, any expenditures for any purchase, leasing or other acquisition of any Property which would be classified as a fixed or capital asset on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any shares of common or preferred stock, any other equity securities, any limited liability company interests, any general or limited partnership interests or other equivalents of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash Capital Expenditures” means, with reference to any period, the aggregate amount of all Capital Expenditures paid in cash by Operator related to the operation of the New Card Rooms.

“Cash Equivalent Investments” means:

(a)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(b)           marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c)           commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)           certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than US$500,000,000; and

(e) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (d) above.

“Cash Interest Expense” means, with reference to any period, interest paid in cash on the Loans and on any other Indebtedness permitted to be incurred by Operator under Section 6.11.

“Cash Operating Expenses” means, with reference to any period, the aggregate amount of all Operating Expenses paid in cash by Operator related to the operation of the New Card Rooms.

“Cash Tax Expense” means, with reference to any period, the aggregate amount of any Taxes (including, without limitation, gaming taxes) paid in cash by Operator or Borrower (including any deductions for interest paid thereon) arising from the operation of the New Card Rooms during such period; provided that any such Tax payment made shall only be a “Cash Tax Expense” to the extent Agent has verified that the amount of the Tax payment calculated by Operator or Borrower as being due has actually been paid in cash by Operator or Borrower, as the case may be.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment to the extent required under applicable Gaming Laws to be registered with, approved by, or not disapproved by, all applicable Gaming Authorities.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

“Change in Control” means any of the following shall occur:

(a)           Parent at any time shall cease to own directly one hundred percent (100%) of the Capital Stock of Borrower and NG Washington; or

(b)           Parent at any time shall cease to own indirectly one hundred percent (100%) of the Capital Stock of Borrower; or

(c)           Borrower at any time shall cease to own directly one hundred percent (100%) of the Capital Stock of Operator; or

(d)           Parent at any time shall cease to be a publicly-listed company on the New York Stock Exchange or NASDAQ; provided that such event shall not be a Change in Control if the Administrative Agent determines in its reasonable discretion that such event will not cause a Material Adverse Change as described in sub-clause (i) of that defined term only;

(e)           the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (as such terms are used for purposed of Section 13(d) of  the Securities Exchange Act of 1934), of Capital Stock representing more than 49.99% of the then-exercisable aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent; or

(f)           the natural persons who on the date hereof constitute the board of directors of Parent (together with any new directors whose election by such board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the date of this Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Parent then in office.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing List” is defined in Section 4.1(a)(C).

“CME Reserve” is defined in Section 7.3(a).

“Collateral” means the Property from time to time of each Collateral Party subject to Liens in favor of Agent to secure the Obligations pursuant to the Collateral Documents.  “Collateral” includes, without limitation, the Purchased Assets.

“Collateral Documents” means, collectively:

(a)           the Pledge Agreement;

(b)           each Control Agreement;

(c)           the Security Agreement;

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(d)           the Mortgages;

(e)           the Estoppels;

(f)           the SNDAs; and

(g)           all other pledge or hypothecation agreements, debentures, mortgages, deeds of trust and other documents purporting to evidence a Lien or perfect a Lien granted in connection with this Agreement or any other Loan Document, in each case as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time.

“Collateral Party” means each of Parent, Borrower and Operator.

“Collateral Subsidiaries” means Borrower and Operator.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Pro Rata Share of the Loans available to Borrower hereunder on each Purchase Agreement Closing Date.  The Commitments of each Lender as of the date of this Agreement are set forth on Exhibit L hereto.

“Compliance Certificate” means a duly completed certificate signed by the Chief officer of Borrower in the form of Exhibit F.

“Constituent Document” means:

(a)           with respect to any corporation:

(i)         the certificate of incorporation, notice of articles and articles of incorporation (or the equivalent organizational documents) of such entity;

(ii)        the bylaws (or the equivalent governing documents, if any) of such entity; and

(iii)       any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity’s Capital Stock or the holders thereof;

(b)           with respect to any partnership (whether limited or general):

(i)         the certificate of partnership (or equivalent filings);

(ii)        the partnership agreement (or equivalent organizational documents) of such partnership; and

(iii)       any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership’s partnership interests or the holders thereof;

(c)           with respect to any limited liability company:

(i)         the articles of organization (or the equivalent organizational documents) of such entity;

(ii)        the operating agreement (or the equivalent governing documents) of such entity; and

(iii)       any document setting forth the designation, amount and/or rights, limitations and preferences of any of such limited liability company’s membership interests or the holders thereof; and

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(d)           with respect to any other type of entity, the organizational and governing document for such entity which are equivalent to those described in clauses (a) through (c) above, as applicable.

“Contaminant” means any waste, pollutant, hazardous substance, radioactive substance or material, flammable explosives, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, mold, asbestos in any form or condition, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Control Agreements” means those control agreements, in form and substance acceptable to Agent, among Operator or Borrower, as applicable account holder, Agent and the applicable securities intermediary (with respect to a Securities Account) or the Account Bank (with respect to a Deposit Account), in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such Securities Account or Deposit Account within the meanings of Articles 8 and 9 of the UCC, respectively.

“Controlled Group” means all members of the controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Credit Party, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Controlled Group Member” means each member of the Controlled Group.

“Credit Parties” means, collectively, Borrower, the Guarantors and the Collateral Parties, and each a “Credit Party”.

“Default” means an event described in Article 8.

“Deposit Account” has the meaning set forth in Article 9 of the UCC.

“Designated Person” is defined in Section 5.23.

“Effective Date” is defined in Section 4.1.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state and local laws, by-laws, regulations, orders, ordinances, rules, permits, licenses or other binding determination of any Governmental Authority relating to or addressing the indoor or outdoor environment, public or worker health or safety, including but not limited to CERCLA, any other law, regulation, or order relating to any past, current, proposed or threatened activity, event or occurrence involving any Contaminant, including the use, Release, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent or agents responsible for administering such Requirements of Law.

“Environmental Indemnity” means that certain environmental indemnity, dated as of the Effective Date, among each Collateral Party in favor of Agent, as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“ERISA Event” means:

(a)           a Reportable Event with respect to a Pension Plan;

(b)           a withdrawal by any Controlled Group Member from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c)           a complete or partial withdrawal by any Controlled Group Member from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;

(d)           the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC or a similar foreign governmental authority to terminate a Pension Plan, Foreign Pension Plan or Multiemployer Plan;

(e)           an event or condition which constitutes grounds under Section 4042 of ERISA, or a similar provision under the laws of a foreign jurisdiction, for the termination of, or the appointment of a trustee to administer, any Pension Plan, Foreign Pension Plan or Multiemployer Plan;

(f)            the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Controlled Group Member; or

(g)           any event occurring in a foreign jurisdiction similar to the events described in clause (a) through clause (f) above.

“Estoppel” means each “Lease Estoppel Certificate and Agreement” between each landlord of a Mortgaged Property and Agent.

“Executive Orders” is defined in Section 5.23.

“Excess Cash Flow” means for each Excess Cash Flow Period, with respect to Borrower and Operator:

(a)           Net Income; plus

(b)           depreciation expense and amortization expense; minus

(c)           Cash Capital Expenditures (including capital expenditures required to be reserved for in the CME Reserve pursuant to Section 7.3); minus

(d)           Cash Interest Expense.

For the avoidance of doubt, any Net Proceeds of Sale or Insurance Proceeds received by Operator or Borrower and required to be applied to prepay the Loans pursuant to Sections 2.3(a) and 2.3(b) shall be paid directly to Agent to be applied in accordance with Section 2.5 and shall not be available to Borrower or Operator for any other uses.

“Excess Cash Flow Determination Date” means the date that the Excess Cash Flow with respect to an .Excess Cash Flow Period is determined by Borrower or Operator.  Each Excess Cash Flow Determination Date shall in no event be later than one (1) Business Day prior to the delivery of the monthly financial statements for the applicable Excess Cash Flow Period in accordance with Section 6.1(d).

“Excess Cash Flow Period” means each calendar month during the term of this Agreement; provided that the first Excess Cash Flow Period following the Effective Date shall begin on the Effective Date.

“Existing Card Rooms” is defined in the recitals hereto.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Extended Maturity Date” means the date that is one year after the Initial Maturity Date.

“Extension Effective Date” is defined in Section 2.2.

“Extension Exercise Date” is defined in Section 2.2.

“Extension Fee” is defined in Section 11.13.

“Extension Notice” means an irrevocable notice signed by the Chief Financial Officer of Borrower in the form of Exhibit H.

“Extension Option” is defined in Section 2.2.

“Facility Commitment” means the aggregate of the Commitments, being Five Million Seventy Thousand United States Dollars (US$5,070,000) as of the Effective Date.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 a.m. (New York, New York time) on such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole discretion.

“Federal Taxes” is defined in Section 7.1(a).

“Fiscal Quarter” means, with respect to a Person, a fiscal quarter of that Person.

“Fiscal Year” means, with respect to a Person, a fiscal year of that Person.

“Foreign Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which is sponsored or maintained by any Controlled Group Member or to which any Controlled Group Member contributes or has an obligation to contribute, but which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Pension Plan” means any Foreign Employer Benefit Plan which under applicable local law is required to be funded through a trust or other funding vehicle.

“Fortress” means Fortress Credit Corp., a Delaware corporation, in its individual capacity, and its successors and assigns.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans of the type contemplated by this Agreement and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, at any time with respect to any Person, the aggregate US Dollar amount of Indebtedness of such Person which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.  “Funded Indebtedness” shall include all Obligations.

“GAAP” means the generally accepted accounting principles (in the United States) set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Chartered Accountants and the Financial Accounting Standards Board, or such other statements by such other entity as may be in general used by significant segments of the accounting profession, as the same may be amended from time to time.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any state or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, in each case, with licensing, permit or regulatory authority over gambling, gaming or Casino activities, including, without limitation, the WSGC.

“Gaming Laws” means all laws, rules, regulations, orders, decisions, determinations, judgments, accords and decrees of all Gaming Authorities, as in effect from time to time, including without limitation the policies, interpretations and administration thereof by such Gaming Authorities.

“Gaming License” means, in any jurisdiction in which Borrower or any of its Affiliates conducts any Casino or gaming business or activities, any license, permit, finding of suitability, consent, approval or other authorization to conduct gaming activities that is granted or issued by the applicable Gaming Authorities.

“Gaming Taxes” is defined in Section 7.1(a).

“Governmental Authority” means any nation or government, any federal, state, province, territory, regional, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Revenues” means, with reference to any New Card Room for any period, without duplication, all rents, revenues, issues, profits, deposits, proceeds of business interruption or rent loss insurance, all other payments actually received, and other types of income accrued in accordance with GAAP, and all other consideration from any source whatsoever received by or for the benefit of any Credit Party in connection with the ownership and operation of the New Card Rooms, and before deducting any costs or expenses, and including without limitation all gross gambling receipts and gross sales reported by Operator on the House-Banked Card Room Reports, Punch Board/Pull-Tab Reports and Activity Reports required to be maintained by or submitted to the WSGC from time to time.  “Gross Revenues” shall not include (a) non-recurring capital events, (b) the proceeds of any financing; or (c) match play coupons.

“Guarantors” means NG Washington and Operator, in their respective capacities as a guarantor of the Obligations pursuant to the Guaranty.

“Guaranty” means that certain full-recourse guaranty, dated as of the Effective Date, among each Guarantor and in favor of Agent, in substantially the form of Exhibit I attached hereto, as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time.

“Highest Lawful Rate” means, with respect to any Lender and on any day, the maximum non-usurious rate of interest, if any, that may be contracted for, charged, or received on that day under the laws applicable to such Lender.

“Indebtedness” of a Person means such Person’s:

(a)           obligations for borrowed money;

(b)           obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade);

(c)           obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person;

(d)           obligations which are evidenced by notes, acceptances, or other instruments;

(e)           obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property;

(f)            Capitalized Lease Obligations;

(g)           all preferred stock subject to mandatory redemption (upon the occurrence of any contingency or otherwise);

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(h)          any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person;

(i)           obligations with regard to Letters of Credit;

(j)           obligations with respect to Rate Management Transactions; and

(i)           all Contingent Obligations with respect to any of the foregoing.

“Initial Insurance Reserve Deposit Amount” is defined in Section 7.2(b).

“Initial Maturity Date” means the second anniversary of the Effective Date.

“Initial Tax Reserve Deposit Amount” is defined in Section 7.1(b).

“Insurance Proceeds” means the proceeds of a claim under an insurance policy on account of a Property Loss Event.

“Insurance Reserve Required Minimum Balance” is defined in Section 7.2(c).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified form time to time.

“Interest Payment Date” means the first Business Day of each calendar month.

“Insurance Reserve” is defined in Section 7.2(a).

“Investment” of a Person means any:

(a)           loan, advance (other than commission, travel and similar advances to officers and employees made in the Ordinary Course of Business), extension of credit (other than accounts receivable arising in the Ordinary Course of Business on terms customary in the trade) or contribution of capital by such Person;

(b)           purchase or other acquisition of Securities or of a beneficial interest in Securities;

(c)           Deposit Accounts and certificates of deposit owned by such Person; and

(d)           structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto minus the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“Knowledge” (and the related term “Know”) means, with respect to any Person’s knowledge, the knowledge of any Authorized Officer of such Person and, with respect to environmental matters, the knowledge of the Chief Operating Officer of such Person.

“Lease” means any lease, sublease or other rental or occupancy agreement with respect to a Real Property or any portion thereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Lending Installation” means, with respect to a Lender or Agent, the office, branch, Subsidiary or Affiliate of such Lender or Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or Agent pursuant to Section 2.15.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, punitive damages, economic damages, consequential damages, treble damages, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs and fees associated with any investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, including interest, if any, thereon, including, without limitation, those arising from personal injury, death, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare.

“LIBOR” means, with respect to any calendar month or any other period, the higher of:

(a)           the LIBOR Minimum; and

(b)           the British Bankers’ Association London Interbank Offered Rate for US Dollars applicable to such calendar month (or any other period comparable to such calendar month) displayed on the appropriate page of Reuters Screen LIBOR01 at or about 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such calendar month; provided that, if such rate shall cease to be available from such source, LIBOR shall be determined from such financial reporting service or other information source as shall be reasonably determined by Agent for the applicable principal amount on such date of determination.

“LIBOR Minimum” means two percent (2.0%) per annum.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment,  security interest, charge, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquor Authorities” means, in any jurisdiction in which Borrower or any of its Affiliates sells and distributes alcoholic beverages, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws, including, without limitation, the WSLCB.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale or distribution of liquor by Borrower or any of its Affiliates in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Liquor License” means, in any jurisdiction in which Borrower or any of its Affiliates sells or distributes liquor, any license, permit or other authorization to sell or distribute liquor that is granted or issued by the applicable Liquor Authorities.

“Lists” is defined in Section 5.23.

“Loans” means the term loans borrowed or to be borrowed under the Loan Facility in an aggregate amount not to exceed the Facility Commitment, or the principal amount outstanding from time to time of such term loans, as the context requires.

“Loan Documents” means this Agreement and the Notes issued pursuant to this Agreement, the Collateral Documents, the Guaranty, the Environmental Indemnity, the Parent Expenses Agreement and any and all agreements, contracts, promissory notes, security agreements, assignments, subordination agreements, leases, guaranties, instruments, letters of credit, letter of credit agreements, certificates and other documents now and hereafter existing between any of Agent and Lenders, on the one hand, and any Credit Party, on the other hand, executed and/or delivered pursuant to this Agreement or any other Loan Documents, in each case as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Loan Facility” means the term loan facility made available by Lenders to Borrower pursuant to Section 2.1.

“Management Agreement” means that certain agreement dated as of or prior to the Effective Date pursuant to which the Service Supplier agrees to manage the New Card Rooms on behalf of Operator, as amended, amended and restated, supplemented and/or otherwise modified, or replaced, and in effect from time to time.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Change” and “Material Adverse Effect” mean, respectively, a material adverse change in, or a material adverse effect upon:

(a)           the business, Property, condition (financial or otherwise), or results of operations of the Operator individually or the Credit Parties taken as a whole;

(b)           the ability of any Credit Party to perform their respective obligations under the Loan Documents; or

(c)           the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or Lenders thereunder (including, without limitation, the perfection or priority of any Lien granted in favor of Agent pursuant to any Collateral Document), but excluding any invalidity or unenforceability of the same resulting from the act or omission of Agent or any Lender.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of US$100,000 or more in the aggregate (or the equivalent thereof in any currency other than US Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” has the meaning assigned to it on Schedule 1.1.

“Mortgages” means each “Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing” with respect to each Mortgaged Property from Operator (as grantor), Lawyers Title Insurance Corporation (as trustee) and Agent (as beneficiary), and all other mortgages, debentures, deeds of trust, leasehold mortgages, leaseholder deeds of trust, collateral assignments of leases, or other real estate security documents delivered by any Collateral Subsidiary to Agent on behalf of itself and Lenders or any nominee on behalf of Agent and Lenders with respect to the Mortgaged Properties, all as required by, and in form and substance satisfactory to, Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of  ERISA which is, or within the immediately preceding six (6) years was, contributed to by any Credit Party or any Controlled Group Member.

“Net Cash Proceeds of Sale” means, without duplication, proceeds received by Operator in cash and cash equivalents readily convertible into cash (including Cash Equivalent Investments), and such proceeds of any notes received as consideration of any other non-cash consideration) from the sale, assignment (but not collateral assignment) or other disposition of any portion of any Property of Operator, net of (a) reasonable fees, costs and expenses directly related to such sale, assignment or other disposition (other than those payable to Borrower or an Affiliate thereof), in each case only to the extent approved in advance by Agent, and (b) taxes paid or payable as a result thereof or any tax distributions resulting therefrom.

“Net Income” means, with reference to any Card Room for any period:

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(a)           Gross Revenues, minus

(b)           Operating Expenses.

“Net Interest Expense” means, for any period, as determined with respect to a Person, the amount equal to: (a) total interest expense of such Person for such period, whether paid or accrued (including the interest component of any Capitalized Lease for such period but excluding that portion of such interest expense comprising default interest (if any)), and in any event, including, without limitation, (i) all bank fees, commissions, discounts and other fees and charges owed with respect to Letters of Credit, (ii) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, minus (b) any net payments received by such Person during such period as interest income received in respect of its investments in cash, determined in accordance with GAAP.

“New Card Rooms” is defined in the recitals hereto.

“NG Washington” is defined in the recitals hereto.

“Note” is defined in Section 2.12(d).

“Note Issue Date” means the date on which Borrower shall request a Loan hereunder, evidenced by a Note.

“Note Issue Notice” is defined in Section 2.8.

“NPL” is defined in Section 5.17(E).

“Obligations” means all unpaid principal in respect of and accrued and unpaid interest on the Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities (including with respect to Taxes) and other obligations of each Credit Party to Lenders or to any Lender, Agent or any indemnified party arising under the Loan Documents.  The term includes, without limitation, all interest, charges, expenses, fees (including attorneys’ fees and disbursements) and any other sum chargeable to any Credit Party under this Agreement or under any other Loan Document.  For the avoidance of doubt, the Obligations of Parent are as stipulated in the Pledge Agreement and the Environmental Indemnity.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“OFAC” is defined in Section 5.23.

“OFAC Laws and Regulations” is defined in Section 5.23.

“Operator” is defined in the recitals hereto.

“Operating Expenses” means, with reference to any New Card Room for any period, the following expenses incurred by Operator necessary for the operation of the New Card Rooms and paid in cash or cash equivalents, without duplication:

(a)           salaries and wages of Persons working in the New Card Rooms;

(b)           cash prizes paid out and the cost of all merchandise awarded as prizes in the New Card Rooms;

(c)           accrued and deferred prizes for progressive jackpot contests; provided that prizes shall be first funded by player contributions and, to the extent there are no player contributions remaining in the applicable progressive jackpot account, seed money funded by Operator;

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(e)           material and supplies for the New Card Rooms;

(f)            Real Property rental or lease payments in respect of the New Card Rooms;

(g)           utilities payments with respect to the New Card Rooms;

(h)           repairs to and maintenance of the New Card Rooms which are not Capital Expenditures;

(i)            interest on installment contract purchases for the New Card Rooms;

(j)            insurance (including insurance required to be maintained under this Agreement and reserved for in the Insurance Reserve pursuant to Section 7.2), and bonding in respect of the New Card Rooms ;

(k)           advertising and marketing including busing and transportation of patrons to the New Card Rooms;

(l)            Permitted Management Fees;

(m)          Permitted Management Expenses;

(n)           reasonable fees of outside accountants, consultants and attorneys;

(o)           costs to purchase security equipment installed in the New Card Rooms;

(p)           lease payments for furniture, fixtures and equipment in the New Card Rooms;

(q)           trash removal;

(r)           costs incurred in complying with federal, state, or local laws or regulations (including Gaming and Liquor Laws);

(s)           Taxes (including Reserved Taxes required to be reserved for in the Tax Reserve pursuant to Section 7.1);

(t)            any other expenses incurred with the prior consent of Agent (acting in its sole discretion); and

(u)           additional operating expenses to the extent (and only to the extent) required to be included in this definition in order to comply with GAAP.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” of a Person means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases.

“Ordinary Course of Business” means, in respect of any transaction entered into by any Person, the ordinary course of such Person’s business, as conducted by any such person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction binding on such Person in any Loan Document.

“Paid In Full”, “Pay In Full” and “Payment In Full” means, with respect to the Obligations (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which pursuant hereto, survive the making and repayment of the Loan and the termination of the Commitments hereunder), the indefeasible payment in full in cash of such Obligations.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Parent” is defined in the recitals hereto.

“Parent Expenses Agreement” means that certain agreement dated as of the Effective Date among Parent, Operator and Agent pursuant to which Parent agrees to subordinate its right to receive management fees and be reimbursed for out-of-pocket fees, costs and expenses incurred on behalf of Operator to the Liens granted in favor of Agent for itself and the Lenders pursuant to the Collateral Documents (as such agreement may be amended, amended and restated, supplemented and/or otherwise modified, or replaced, and in effect from time to time).

 “Participants” is defined in Section 13.2(a).

“Participation Register” is defined in Section 13.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to either Section 302 or Title IV of ERISA and is sponsored or maintained by any any Credit Party or any Controlled Group Member or to which any Credit Party or any Controlled Group Member contributes or has an obligation to contribute, or in the case of a multiple employer or other plan as described in Section 4064(a) of ERISA has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Liens” means those Liens permitted to be created, incurred or suffered to exist in respect of or on the Property of either Collateral Subsidiary under Section 6.15.

“Permitted Management Expenses” is defined in Section 6.25(b).

“Permitted Management Fees” means, with reference to any calendar month, management fees paid during such period to Parent under the Management Agreement in compliance with Section 6.25(a).

“Permits” means any permit, approval, authorization, license (including, without limitation, any Gaming License and Liquor License), variance, exemption, no-action letter or permission required from a Governmental Authority under an applicable Requirement of Law.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA as to which any Credit Party or any Controlled Group Member may have any liability.

“Pledge Agreement” means that certain pledge agreement, dated as of the Effective Date, among Parent and Agent, in substantially the form of Exhibit A attached hereto, as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.  The “Property” of Operator shall include, without limitation, the New Card Rooms.

“Property Loss Event” means (a) any loss of or damage to any Property of Operator that results in a claim to proceeds of insurance or (b) any condemnation or other taking of any Property of Operator, including in each case the Purchased Assets.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Pro Rata Share” means, with respect to all matters relating to any Lender in relation to the Loans and from time to time, as the context requires (a) the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Loans held by such Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, or (b) the principal amount outstanding of the Loans held by any Lender (including, without limitation, as referenced in the Notes), and as any such percentages or amounts may be adjusted as a result of any assignment that has become effective pursuant to Section 13.3.  The Pro Rata Shares of the Lenders as of the date of this Agreement are set forth on Schedule L.

“Purchase Agreement Closing Date” means a “Closing Date”, as defined in the Asset Purchase Agreement.

“Purchased Assets” is defined in the recitals hereto.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Property” means, with respect to any Person, all of such Person’s present and future right, title and interest (including, without limitation, any leasehold estate) in real property.

“Real Property Taxes” is defined in Section 7.1(a).

“Receiver” is defined in the recitals hereto.

“Register” is defined in Section 13.3(g).

“Registered Loan” is defined in Section 13.3(g).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, pouring, dumping, abandonment, discards of barrels, containers or other receptacles, including the active or passive discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property.

“Remedial Action” means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial or other response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Repair Plan” is defined in Section 2.3(b).

“Repayment Fee” is defined in Section 2.7.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Internal Revenue Code.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Reports” is defined in Section 10.6(c).

“Required Lenders” means:

(a)           if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than fifty percent (50%) of the Facility Commitment (or, if the Facility Commitment has been reduced to zero, aggregated more than fifty percent (50%) of the Facility Commitment immediately prior to the reduction); and

(b)           at any other time, a Lender or Lenders whose Pro Rata Share in the Loan then outstanding is more than fifty percent (50%).

“Requirements of Law” means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Internal Revenue Code, the Securities Act, the Securities Exchange Act, Regulation U, Regulation X, ERISA, the Fair Labor Standards Act and any similar statute of any foreign government or any political subdivision thereof, and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserved Taxes” is defined in Section 7.1(a).

“Reserves” means, collectively, the Tax Reserve, the Insurance Reserve and the CME Reserve.

“Returns” is defined in Section 5.6.

“Rogers’ Note” is defined in the recitals hereto.

“Rogers’ Waiver” means that certain Waiver, Amendment and Release from Louise R. Rogers in favor of Parent, and certain of Parent’s Affiliates (including NG Washington), dated as of July 19, 2010, with respect to the Rogers’ Note and the loan and security documentation executed in connection therewith.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction(s) whereby such Person sells or otherwise transfers Property used or useful in its business, and, following such sale or transfer, rents or leases such Property or other property which it intends to use for substantially the same purpose or purposes as prior to such sale and transfer.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Security Agreement” means that certain pledge and security agreement entered into by Borrower and Operator in favor of Agent in substantially the form and substance of Exhibit B attached hereto, as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time.

“Service Supplier” means Nevada Gold & Casinos, Inc. or another entity acceptable to Agent in its sole discretion, in each case only if such entity is and remains licensed as a service supplier by the WSGC.

“Single Employer Plan” means a Plan maintained by any Credit Party or any Controlled Group Member employees of any Credit Party or any Controlled Group Member.

“SNDA” means, with respect to each Mortgaged Property, each “Subordination, Non-disturbance and Attornment Agreement” among each and every fee mortgagee and fee mortgagor of a Mortgaged Property, and the Operator (as tenant of such Mortgaged Property).

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)           the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(b)           the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)           it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent at any time, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sterling Loan Agreement” means that certain Loan Agreement between Sterling Savings Bank as lender and NG Washington as Borrower dated as of June 3, 2009, as amended by that First Amendment dated as of June 12, 2009, as further amended by that certain Change in Terms Agreement dated as of May 26, 2010..

“Sterling Waiver” means that certain Waiver, Amendment and Release from Sterling Savings Bank in favor of NG Washington and Parent, dated as of July 20, 2010, with respect to the Sterling Loan Agreement and the documentation executed in connection therewith.

“Subsidiary” of a Person means:

(a)           any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; or

(b)           any partnership, limited liability company, association, joint venture or similar business organization more than fifth percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Syndication” is defined in Section 15.4.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“Taxes” means any and all present or future income, franchise, sales, use, excise, real and personal property, stamp or other taxes (including, without limitation, gaming taxes), duties, levies, imposts, fees, assessments, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing and restrictions or other charges of whatever nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additional amounts payable in respect thereof.

“Tax Reserve” is defined in Section 7.1(a).

“Tax Reserve Required Minimum Balance” is defined in Section 7.1(e).

“Three-Month Annualized Adjusted EBITDA” means, for any Person, (a) Adjusted EBITDA for the three (3) calendar month period ending with the last day of the last calendar month for which financial statements have been delivered to Agent by Borrower pursuant to Section 6.1, multiplied by (b) four (4).

“Threshold Amount” is defined in Section 7.2(b).

“Title Policies” means a mortgagee’s title insurance policy or policies:

(a)           issued by one or more title companies reasonably satisfactory to Agent which policy or policies shall, if available, be in form ALTA 1992 or ALTA 2006 (with waiver of arbitration provisions and creditor’s rights exclusion deleted by endorsement), naming Agent as the insured party for benefit of the Lenders;

(b)           insuring the Mortgages as being first and prior liens upon the Mortgaged Properties;

(c)           showing no encumbrances against the Mortgaged Properties (whether junior or superior to the Mortgages) which are not acceptable to Agent other than Permitted Liens;

(d)           in an amount acceptable to Agent; and

(e)           otherwise in form and content reasonably acceptable to Agent.

Such title insurance policies shall include, without limitation, the following endorsements or affirmative coverages in form and substance reasonably acceptable to Agent, to the extent available in the jurisdiction in which the Land is located and to the extent applicable in Agent’s reasonable discretion: variable rate endorsement; leasehold; environmental; comprehensive endorsement; location; creditor’s rights; fairway; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Agent shall reasonably require in order to provide insurance against specific risks identified by Agent in connection with the Mortgaged Properties.

“Transferee” is defined in Section 13.6.

“TTM Adjusted EBITDA” means, at any time with respect to any Person, Adjusted EBITDA of such Person for the twelve (12) month period then ended.

“TTM EBITDAM” means at any time with respect to NG Washington, Adjusted EBITDA plus management fees paid in cash by NG Washington to the then appointed service supplier with respect to the operations of the Existing Card Rooms, for the twelve (12) month period then ended.

“Unapproved CapEx Budget” is defined in Section 6.1(b).

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

“UCC” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the creation, attachment, perfection, priority or enforcement of Agent’s or Lender's Liens over any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall include the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such creation, attachment, perfection, priority or enforcement and for purposes of definitions related to such provisions.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

“Voting Stock” means, with respect to any Person, shares, securities, limited liability company interests, general or limited partnership interests or other equivalents with respect to any class or classes of Capital Stock of such Person entitling any holder thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency):

(a)           in the case of a corporation (or equivalent organization), to vote in the election of members of the board of directors (or the equivalent thereof) of such Person;

(b)           in the case of a limited liability company, to vote in the election of managers of such Person or to bind or otherwise act as agent for such Person;

(c)           in the case of a limited partnership, to vote on the admission of the general partner of such Person or to bind or otherwise act as agent for such Person; or

(d)           in the case of a general partnership, to bind or otherwise act as agent for such Person.

“Wholly Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“WSGC” is defined in the recitals hereto.

“WSLCB” means the Washington State Liquor Control Board.

Section 1.2          Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless expressly stated otherwise or the context otherwise requires.

Section 1.3          Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Divisions of the UCC, unless expressly stated otherwise the definition of such term contained in Article 9 of the UCC shall govern.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 1.4          Construction. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined.  Unless expressly stated otherwise, the terms “include”, “includes” and “including” shall not be limiting.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and section, subsection, clause, subclause, schedule, annex and exhibit references herein are to this Agreement unless expressly stated otherwise.  “On”, when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about”.  Any reference in this Agreement to any Loan Document or other agreement, instrument, or document shall include all amendments, amendments and restatements, supplements or other modifications thereto from time to time, as applicable (subject to any restrictions on such amendments, amendments and restatements, supplements or other modifications thereto set forth herein).  Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the indefeasible repayment in full in cash (or cash collateralization, if expressly permitted hereunder) of all Obligations other than contingent indemnification Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any reference to any law or regulation shall refer to such law or regulation as amended, consolidated, replaced and/or supplemented from time to time.  Any reference to “Dollars”, “US Dollars”, “dollars”, “$” or “US$” shall mean the lawful currency of the United States.  Any references herein or in any other Loan Document to “Lender”, “Loan”, “Commitment”, “Borrowing”, a Loan being “made” or “funded” (or the use of similar terminology) shall not be construed as referencing or requiring that Agent or any Lender shall, or is required to, actually advance monies to Borrower at any time hereunder.

Section 1.5          Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.  Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month. Unless otherwise specified, all references to specific times shall mean and be a reference to such time in New York, New York.

ARTICLE 2

THE CREDITS

Section 2.1          Loan Facility.

(a)           Subject to the terms and conditions hereof (including, without limitation, the conditions precedent set forth in Section 4.1), each Lender agrees separately (and not jointly or jointly and severally) to make its Pro Rata Share of the Loans available to Borrower on the Effective Date and on each subsequent Purchase Agreement Closing Date, if any.  Each Lender’s Commitment shall expire on the calendar day after the last Purchase Agreement Closing Date.

(b)          The outstanding Loans and all other Obligations in respect thereof shall be Paid in Full by Borrower on the Applicable Maturity Date.

(c)           No repayment or prepayment of the Loans may be reborrowed by Borrower.

Section 2.2          Extension of Loan Maturity Date.  Borrower may elect to extend the maturity date of the Loans from the Initial Maturity Date to the Extended Maturity Date (the “Extension Option”) by delivery of an Extension  Notice to Agent not more than ninety (90) days and not less than forty five (45) days prior to the Initial Maturity Date (the date of such delivery, the “Extension Exercise Date”), which extension shall take effect as of the Initial Maturity Date, subject to the satisfaction of each condition set forth in Section 4.3 in a manner satisfactory to Agent (in its sole discretion) (the “Extension Effective Date”).

Section 2.3          Mandatory Prepayments.

(a)           If any Credit Party at any time or from time to time makes or agrees in writing to dispose of any Property of Operator, then (a) Borrower shall notify Agent thereof no later than five (5) Business Days prior to such proposed disposition (including the amount of the estimated Net Cash Proceeds of Sale to be received by Operator or such Credit Party in respect thereof) and (b) within three (3) Business Days after such disposition and receipt of Net Cash Proceeds of Sale, Borrower shall, absolutely and unconditionally without notice or demand, prepay the aggregate outstanding amount of the Loans in an amount equal to the lesser of (i) one hundred percent (100%) of such Net Cash Proceeds of Sale payable to or for the benefit of Operator in connection therewith, and (ii) the Obligations.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(b)           If Operator shall at any time or from time to time suffer a Property Loss Event, then (a) Borrower shall notify the Agent no later than five (5) Business Days following such Property Loss Event of such event (including the amount of the estimated Insurance Proceeds to be received by such Credit Party in respect thereof) and (b) within three (3) Business Days after the receipt of such Insurance Proceeds by or on behalf of Operator (or of Agent as the loss payee with respect thereto) in respect of any Property Loss Event, Borrower shall, absolutely and unconditionally without notice or demand, prepay the aggregate outstanding amount of the Loans in an amount equal to the lesser of (i) one hundred percent (100%) of the Insurance Proceeds payable to or for the benefit of Operator in connection therewith, and (ii) the Obligations; provided that (x) if no Default or Unmatured Default has occurred and either (y) the Insurance Proceeds do not exceed $25,000 and Borrower delivers a certificate of an Authorized Officer of Operator to Agent on or prior to the date such Insurance Proceeds are received setting forth Operator’s intention to use or commit to use a specified amount of such proceeds to repair, replace or reinstate the affected Property within ninety (90) days thereof, or (z) the Insurance Proceeds exceed $25,000 and Borrower delivers to Agent a repair plan, a budget in relation thereto, and specifies therein a period within which such repairs or reinstatement shall be completed (collectively, a “Repair Plan”), and Agent, following its review thereof, approves the same exercising its reasonable discretion, the Insurance Proceeds shall not be required to be applied towards prepayment of the Loans.  Without limiting the foregoing, upon Borrower’s or Operator’s receipt of any Insurance Proceeds in excess of $25,000, such proceeds shall be immediately paid over to Agent, pending Agent’s approval of the Repair Plan.  The balance of Insurance Proceeds received and not specified for such use in such Certificate or Repair Plan, as applicable, shall be immediately applied to prepay the Loans, and any portion specified for such use in such certificate or Repair Plan, as applicable, but remaining unapplied after ninety (90) days (in the case of (y) above) or the period specified therefor in the Repair Plan (in the case of (z) above) shall be applied to prepay the Loans immediately upon the expiry of such period.

(c)           Subject to Section 2.18 and beginning with the first full calendar month following the Effective Date, to the extent that Excess Cash Flow for any Excess Cash Flow Period is greater than $0.00, Borrower shall, one (1) Business Day after the relevant Excess Cash Flow Determination Date, prepay the aggregate outstanding amount of the Loans in an aggregate amount equal to 66.67% of such Excess Cash Flow and the remaining 33.33% of Excess Cash Flow shall be available to Borrower to make a permitted distribution to Parent pursuant to Section 6.10(b); provided that, in the event that Excess Cash Flow is less than or equal to $0.00 on a cumulative and aggregated basis for successive Excess Cash Flow Periods, no prepayment of the Loans by Borrower shall be required under this Section 2.3(c).  For the avoidance of doubt, neither Agent nor any Lender shall be required to fund any negative Excess Cash Flow, whether determined for a single Excess Cash Flow Period, for successive Excess Cash Flow Periods on a cumulative and aggregated basis or otherwise.

(d)           Subject to Section 2.18, in the event that Borrower exercises the Extension Option in accordance with Section 2.2, Borrower shall, one (1) Business Day after the first Excess Cash Flow Determination Date on or following the Extension Effective Date, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of Excess Cash Flow arising on and after the Extension Effective Date.

(e)           Upon the occurrence and during the continuance of any Default, Borrower shall, one (1) Business Day after each Excess Cash Flow Determination Date, prepay the Loans in an aggregate amount equal to one hundred percent (100%) of Excess Cash Flow arising prior to and upon the occurrence of such Default and during the continuance of such Default.

Section 2.4          Optional Prepayments.  Borrower may, on at least three (3) Business Days’ prior written notice to Agent, at any time prepay, subject to the payment of any funding indemnification amounts required by Section 3.1(a), the payment of all accrued and unpaid interest thereon and payment of any applicable Repayment Fee pursuant to Section 2.7, but otherwise without penalty or premium, all or part of the outstanding Loans; provided that any such prepayments shall be in a minimum aggregate amount of US$100,000 and integral multiples of US$50,000 in excess thereof or, if less, the aggregate amount outstanding of the Loans.

Section 2.5          Application of Prepayments.  Subject to Section 9.1(d), each prepayment of the Loans made by Borrower pursuant to Section 2.3 or Section 2.4 shall be allocated and applied as follows:

Fortress/NG Washington II Holdings, LLC
Credit Agreement

first, to funding indemnification amounts due and payable (if any) to the Lenders under Section 3.1(a);

second, to fees, expenses and indemnification amounts then due and payable to Agent pursuant to any of the Loan Documents;

third, to fees, expenses and indemnification amounts then due and payable to any Lender pursuant to any of the Loan Documents (including any Repayment Fees but excluding indemnification amounts due and payable under Section 3.1(a));

fourth, ratably, to interest then due and payable on each Lender’s Pro Rata Share of the Loans; and

fifth, ratably, to principal of each Lender’s Pro Rata Share of the Loans.

Section 2.6          Amount of the Loans.  The amount of the Loan made on each Purchase Agreement Closing Date, as evidenced by Notes issued by Borrower to each Lender on such date, and as such Notes shall be amended and restated on each Purchase Agreement Closing Date after the Effective Date, in accordance with Section 2.8, shall be in an aggregate principal amount equal to the Acquisition Finance Consideration required on that Purchase Agreement Closing Date pursuant to the Asset Purchase Agreement; provided that the aggregate principal amount of all Loans made hereunder shall not exceed in any event the Facility Commitment.

Section 2.7          Repayment Fee.  Borrower shall pay Agent, for ratable account of Lenders, a repayment premium (“Repayment Fee”) on the date of any prepayment or repayment of the Loans pursuant to Section 2.3(a), Section 2.3(e) or Section 2.4, calculated as follows:

(a)           in an amount equal to two percent (2.00%) of the principal amount of the Loans prepaid or repaid if the prepayment or repayment occurs after the first anniversary of the Effective Date and on or prior to the date that is eighteen (18) months after the Effective Date;

(b)           in an amount equal to four percent (4.00%) of the principal amount of the Loans prepaid or repaid if the prepayment or repayment occurs after the date that is eighteen (18) months after the Effective Date and on or prior to the Initial Maturity Date (irrespective of whether the Applicable Maturity Date is the Initial Maturity Date or the Extended Maturity Date);

(c)           in an amount equal to six percent (6.00%) of the principal amount of the Loans prepaid or repaid if the prepayment or repayment occurs after the Initial Maturity Date and on or prior to the date that is six (6) months after the Initial Maturity Date; and

(d)           in an amount equal to eight percent (8.00%) of the principal amount of the Loans prepaid or repaid if the prepayment or repayment occurs (i) after the date that is six (6) months after the Initial Maturity Date, or (ii) upon and after the acceleration of the Loans following a Default pursuant to Section 9.1(a).

Any prepayment or repayment of the Loans occurring prior to the first anniversary of the Effective Date, other than pursuant to Section 2.7(d)(ii), shall not be subject to any additional fee or charge thereon (including, without limitation, any Repayment Fee).

Section 2.8          Method of Note Issuance.  Borrower shall deliver to Agent an irrevocable written notice in the form of Exhibit C (the “Note Issue Notice”) not later than 12:00 p.m. (New York, New York time) at least one (1) Business Day before each Purchase Agreement Closing Date, specifying:

(a)           the Note Issue Date;

(b)           the aggregate principal amount of the new Notes to be issued by Borrower to the Lenders on such Note Issue Date; and

(c)           all other matters specified in the form of Note Issue Notice.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Subject to satisfaction of each condition set forth in Section 4.2 in a manner satisfactory to Agent (in its sole discretion) or the Required Lenders’ waiver thereof (or Agent’s waiver with the consent of the Required Lenders), Borrower shall issue to each Lender on each Note Issue Date a Note evidencing such Lender’s Pro Rata Share of the Loan in accordance with Borrower’s written instructions contained in the Note Issue Notice; provided that, on each Note Issue Date after the Effective Date, each Lender shall surrender its existing Note to Borrower and Borrower shall issue on such Note Issue Date an amended and restated Note evidencing the increase in the principal amount of such Lender’s Pro Rata Share of the Loans on such Note Issue Date.  Borrower, Agent and Lenders each agree that there will be no actual cash proceeds of the Loans representing the Acquisition Finance Consideration made by Lenders to Borrower.  Further, Borrower, Agent and Lenders each acknowledge that Receiver and Buyer have agreed, pursuant to the Asset Purchase Agreement, that no cash payment will be made to Receiver by Buyer in respect of the Acquisition Finance Consideration.

Section 2.9          Interest Rate.  Subject to Section 2.10 below, the Loans shall bear interest on the outstanding principal amount thereof from and including the Note Issue Date, and the interest rate applicable to the Loans outstanding during any calendar month shall be a per annum rate equal to the Applicable Rate determined for such calendar month.

Section 2.10        Rates Applicable After Default; Late Charge.

(a)           Default Rate.  Upon the occurrence and during the continuance of a Default or Unmatured Default, the Loans and all other Obligations, including overdue interest, shall bear interest from and including the date of such Default or Unmatured Default and thereafter at ten percent (10.00%) per annum above the per annum rate otherwise applicable thereto hereunder.

(b)           Late Charge.  Borrower shall pay an additional charge applicable to any amount due on, but remaining unpaid six (6) days after, the Applicable Maturity Date, such charge equal to five percent (5.00%) per annum on such overdue amount, such charge to begin accruing from and including such sixth (6th) day after the Applicable Maturity Date.

Section 2.11        Method of Payment.  All payments of the Obligations hereunder shall be made without setoff, deduction, or counterclaim, in immediately available funds to Agent’s Account or to another account held at the same or another Lending Installation of Agent specified in writing by Agent to Borrower, by noon (local time) on the date when due and shall be applied ratably by Agent among Lenders.  Each payment delivered to Agent for the account of any Lender shall be delivered promptly by Agent to such Lender in the same type of funds that Agent received at its address specified pursuant to Article 14 or at any Lending Installation specified in a notice received by Agent from such Lender.  So long as no Default or Unmatured Default has occurred and is continuing, (a) prepayments in respect of the Loans shall be applied in accordance with Section 2.5, and (b) payments applied to, and in respect of, the Loans shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share thereof.

Section 2.12        Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender incurred hereunder, including the amounts of principal of and interest on the Loans payable and paid to such Lender from time to time hereunder.

(b)           Agent shall also maintain accounts in which it will record:

(A)           the amount of the Loans borrowed hereunder;

(B)           the amount of any principal of or interest on the Loans due and payable or to become due and payable from Borrower to each Lender hereunder; and

(C)           the amount of any sum received by Agent hereunder from Borrower and each Lender’s share thereof.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(c)           The entries maintained in the accounts maintained pursuant to Sections Section 2.12(a) and Section 2.12(b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(d)           Each Lender’s Pro Rata Share of the Loans shall be evidenced by a promissory note in substantially the form of Exhibit D (as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time, each a “Note”).  Borrower shall prepare, execute and deliver to such Lender such Note or Notes, as applicable, on the relevant Note Issue Date, payable to such Lender.  Any issuance or reissuance of, or amendment to a Note shall not be, nor shall it be deemed to be, a discharge, rescission, extinguishment, novation or substitution of the obligation evidenced by such Note and the Note so issued, reissued or replaced shall continue to evidence the same obligation and not a new obligation.

Section 2.13        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on the Loans shall be payable in arrears on each Interest Payment Date, commencing with the first such Interest Payment Date to occur after the Effective Date, on any date on which the Loans is prepaid, whether by acceleration or otherwise, and on the Applicable Maturity Date.  Interest and fees payable by Borrower hereunder shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day the Loans is made but not for the day of any payment thereof or thereon if payment is received prior to 4.00 p.m. (New York, New York time).  If any payment hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest or fees, as the case may be.

Section 2.14        Notification of Loans, Interest Rates and Prepayments.  Promptly after receipt thereof, Agent will notify each Lender of the contents of the Note Issue Notice and any prepayment notice received by it hereunder.  Agent will from time to time notify each Lender of the Applicable Rate promptly upon determination of the same.

Section 2.15        Lending Installations.  Each Lender may book its Pro Rata Share of the Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and its Pro Rata Share of the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to Agent and Borrower in accordance with Article 14, designate replacement or additional Lending Installations through which its Pro Rata Share of the Loans will be made by it and for whose account payments on or in respect of the Loans are to be made.

Section 2.16        Non Receipt of Funds by Agent.  Unless Borrower or a Lender, as the case may be, notifies Agent prior to the date on which it is scheduled to make payment to Agent of:

(A)           in the case of a Lender, its Pro Rata Share of the Loans; or

(B)           in the case of Borrower, a payment of principal, interest or fees to Agent for the account of Lenders,

that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the Loans or (ii) in the case of payment by Borrower, the interest rate applicable to the Loans.

Section 2.17        Limitation on Interest.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations on any day, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate in effect on such day.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to its Pro Rata Share of the Loans or be refunded to Borrower.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 2.18        Application of Excess Cash Flow.  Borrower shall apply all Excess Cash Flow at any time in the following order of priority:

first, upon the occurrence and during the continuance of any Default, in accordance with Section 2.3(e);

second, to make a distribution to Parent for the purpose set forth in Section 6.10(a) and in accordance therewith; and

third, (a) if the Extension Option is exercised by Borrower, after the Extension Effective Date, in accordance with Section 2.3(d), and (b) on and prior to the Initial Maturity Date, in accordance with Section 2.3(c).

ARTICLE 3

YIELD PROTECTION

Section 3.1          Yield Protection.

(a)           If any payment in respect of the Loans occurs on a date which is not an Interest Payment Date, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain its Pro Rata Share of the Loans; provided that the Borrower shall not be liable for indemnifying each Lender under this Section 3.1 to the extent that such payment is made pursuant to Sections 2.3(b), 2.3(c) or 2.3(d), and/or on or prior to the first anniversary of the Effective Date, unless such payment is made upon and after the acceleration of the Loans following a Default pursuant to Section 9.1(a).  For purposes of calculating amounts payable by Borrower to each Lender under this Section 3.1(a), each Lender shall be deemed to have funded its Pro Rata Share of the Loans at the Applicable Rate through the purchase of a deposit in the London interbank eurodollar market for a comparable amount and for a period beginning on the first day of such calendar month and ending on the last day of such calendar month, whether or not in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement

(b)           A certificate of any Lender or any applicable Lending Installation setting forth the amount or amounts necessary to compensate such Lender or Lending Installation or its holding company, as the case may be, as specified in Section 3.1(a), and delivered to Borrower shall be conclusive and binding for all purposes, absent manifest error.  Borrower shall pay such Lender or Lending Installation or its holding company, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c)           Failure or delay on the part of any Lender or Lending Installation to demand compensation pursuant to Section 3.1(a) shall not constitute a waiver of such Lender’s or Lending Installation’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or Lending Installation pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than three (3) months prior to the date that such Lender or Lending Installation, as the case may be, notifies Borrower of the event giving rise to such increased costs or reductions and of such Lender’s or Lending Installation’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)           Anything to the contrary contained herein notwithstanding, no Lender, nor any of its participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Applicable Rate.

(e)           The obligations of Borrower under this Section 3.1 shall survive payment of the Obligations and termination of this Agreement.

Section 3.2          Taxes.  Borrower hereby agrees to pay any present or future stamp, transfer, recording, value-added or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery or enforcement of  any provision of, or otherwise with respect to, this Agreement or any Loan Document in accordance with applicable law.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 3.3          [Intentionally Omitted].

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1          Loans and Closing.  This Agreement shall become effective on the Business Day (the “Effective Date”) when each of the following conditions shall have been satisfied in a manner satisfactory to Agent or waived by the Required Lenders (or by Agent with the consent of the Required Lenders):

(a)           Loan Documents.  Lenders shall not be required to make any Loan hereunder unless Borrower has furnished to Agent with sufficient copies for Lenders and in form and substance satisfactory to Agent:

(A)           A certificate dated the Effective Date, executed by the Secretary or Manager of each Credit Party (as applicable) (i) attaching copies of the Constituent Documents of such Credit Party (in the case of those of Borrower and Operator, in form and substance acceptable to Agent), certified by the appropriate governmental officer in its jurisdiction of organization where applicable, and certifying that such Constituent Documents have not been amended, supplemented or otherwise modified and are in full force and effect as of the Effective Date, (ii)  attaching an incumbency certificate which shall identify by name and title and bear the signatures of an Authorized Officer of the applicable Credit Party and any other officers, managers or managing members of such Credit Party authorized to execute and deliver the Loan Documents to which such Credit Party is a party, upon which certificate Agent and Lenders shall be entitled to rely until informed of any change in writing by Borrower, (iii) attaching signed resolutions of the board of directors, members, managers or partners, or other applicable Person, of such Credit Party, authorizing the execution and delivery of the Loan Documents by such Credit Party and the performance of the transactions contemplated thereby, and certifying that such resolutions have not been amended, rescinded or otherwise modified and are in full force and effect as of the Effective Date.

(B)           A certificate dated the Effective Date, signed by the Chief Financial Officer or Manager of each Credit Party, stating that (i) such Credit Party, both individually and together with its Affiliates, is Solvent and will be Solvent after giving effect to the financing transactions contemplated under the Loan Documents, (ii) all conditions precedent set forth in this Section 4.1 have been satisfied, and (iii) after giving effect to the financing transactions contemplated under the Loan Documents, all representations and warranties in this Agreement and the other Loan Documents are true and correct in all respects (subject to any express qualification as to materiality contained in any such representation and warranty), and no Default or Unmatured Default has occurred and is continuing.

(C)           Copies of the Asset Purchase Agreement (without any amendments, supplements or other modifications thereto since April 14, 2010, unless consented to in writing in advance by Agent) and copies of all other agreements, documents and instruments relating to the acquisition of the Purchased Assets by Operator (including, without limitation, the required court and regulatory approvals for such acquisition), each duly executed where appropriate.

(D)           This Agreement, the Guaranty, the Collateral Documents, the Environmental Indemnity, the Parent Expenses Agreement and all other agreements, documents, certificates and instruments relating to the Loan or Loans and described in the list of closing documents attached hereto and made a part hereof as Exhibit E (the “Closing List”), each fully executed.

(E)           Written opinions of Borrower’s outside counsel addressing those matters and those laws (including the laws of the States of Delaware, New York, Nevada and Washington) which in Agent’s opinion are appropriate for the transactions contemplated hereby and hereunder, addressed to Agent and Lenders and in form and substance acceptable to Agent.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(F)           The certificates described in Section 5.21 evidencing insurance acceptable to Agent with respect to all the New Card Rooms and evidence acceptable to Agent that the premium payments for the first three (3) months of such annual policies have been paid for each of the required insurance policies for the New Card Rooms being purchased on the Effective Date.

(G)           Certificates of status with respect to each Credit Party dated within ten (10) days prior to the Effective Date issued by the appropriate governmental officer of the jurisdiction of organization of such Credit Party, which certificates shall indicate that such Credit Party is in good standing in such jurisdiction.

(H)           Certificates of status with respect to each Credit Party dated within thirty (30) days prior to the Effective Date issued by the appropriate governmental officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Credit Party is in good standing in such jurisdiction.

(I)            Such other agreements, certificates, documents, instruments and other items evidenced in writing as Agent, any Lender or its counsel may reasonably require or listed on the Closing List.

(b)           Collateral Information; Perfection of Liens.  Agent shall have received complete and accurate information from each Collateral Party with respect to the name, the location of the principal place of business and chief executive office, and the jurisdiction of organization for each Credit Party; all UCC, land and other filing and recording fees and taxes shall have been paid or duly provided for; Agent shall have received the results of Lien searches as it may request in each relevant jurisdiction of organization for each Credit Party and each other Subsidiary of Parent and such searches shall reveal no Liens on any Credit Party’s assets except for Liens to be discharged on or prior to the Effective Date, or as otherwise permitted by Agent; and Agent shall have received evidence to its satisfaction in its sole discretion that all Liens granted to Agent with respect to all Collateral are valid, effective, perfected and of first priority, except as otherwise permitted under this Agreement. All certificates representing Capital Stock included in the Collateral shall have been delivered to Agent (with duly executed assignment in blank, as appropriate) and all instruments included in the Collateral shall have been delivered to Agent (duly endorsed to Agent).  Control Agreements with respect to all Deposit Accounts (including, without limitation, the Tax Reserve, the Insurance Reserve and the CME Reserve but excluding player-supported jackpot accounts) and Securities Accounts of Operator (if any) and Borrower shall have been executed by all parties thereto and otherwise be in form and substance satisfactory to Agent.

(c)           Corporate and Capital Structure: Due Diligence; Amount of Indebtedness.  The corporate, capital and legal structure of Parent and its Subsidiaries (including, without limitation, Borrower, Operator and NG Washington) and all legal due diligence with respect thereto, shall be acceptable to Agent.  The Indebtedness of the Credit Parties shall be in form and substance satisfactory to Agent.

(d)           No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall exist, which imposes adverse conditions on any Credit Party or the consummation of the transactions contemplated hereunder or the Acquisition of the Purchased Assets by Borrower; and Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which is likely to (i) enjoin, prohibit or restrain the making of the Loan on the Effective Date, or (ii) have a Material Adverse Effect.

(e)           No Default.  No Default or Unmatured Default shall have occurred and be continuing or would result from the making of the Loan requested to be made on the Effective Date.

(f)           Representations and Warranties.  All of the representations and warranties contained in this Agreement and in any of the other Loan Documents shall be true and correct on and as of the Effective Date, both before and immediately after giving effect to the making of the Loan on such date.

(g)           Fees and Expenses Paid.  There shall have been paid to Agent, for the account of Lenders and Agent or other Persons entitled thereto, for their respective individual accounts, all fees (including, without limitation, the reasonable legal fees and disbursements of counsel to Agent and local counsel to Agent) due and payable on or before the Effective Date, and all expenses (including, without limitation, legal expenses) due and payable on or before the Effective Date.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(h)           Initial Insurance and Tax Reserve Deposits.  There shall have been deposited in:

(i)           the Tax Reserve, the Initial Tax Reserve Deposit Amount; and

(ii)           the Insurance Reserve, the Initial Insurance Reserve Deposit Amount,

in each case in respect of the New Card Room(s) being purchased on the Effective Date, as evidenced by bank statements delivered to Agent by Borrower.

(i)           Consents, Etc.  Each Credit Party shall have received all consents and authorizations required pursuant to any contractual obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, Gaming Authority or Liquor Authority as may be necessary to allow each Credit Party lawfully (i) to execute, deliver and perform, in all respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.  No such consent or authorization shall impose any conditions upon any Credit Party that are not acceptable to Agent.  All requisite Governmental Authorities, Gaming Authorities and Liquor Authorities shall have approved or consented to the Acquisition of the Purchased Assets by Operator and to the financing transactions contemplated under the Loan Documents, to the extent required.

(j)           Due Diligence.  Agent and its counsel shall have completed their due diligence review of the financial, business, operations, assets, liabilities, corporate, capital, environmental, legal and management structure and contractual obligations of the Credit Parties, the results of which shall have provided Agent and each Lender with results and information which, in the judgment of such Person, are satisfactory to permit Agent and each Lender to enter into the financing transactions contemplated hereby.

(k)           Management Agreement.  Borrower has furnished to Agent, with sufficient copies for Lenders and in form and substance satisfactory to Agent, copies of the Management Agreement certified by the Secretary of Parent as a true, complete and correct copy of the original, in full force and effect as of the Effective Date, and otherwise in form and substance acceptable to Agent.

(l)           Waivers.  Borrower has furnished to Agent a copy of:

(i)            the Rogers’ Waiver, duly executed by Rogers (as lender), Parent (as borrower), and each of NG Washington, Gold Mountain Development, CGC Holdings, L.L.C., Colorado Grande Enterprises, Inc, and Nevada Gold BVR, L.L.C. (as guarantors); and

(ii)           The Sterling Waiver, duly executed by Sterling Savings Bank (as lender), NG Washington (as borrower) and Nevada Gold & Casinos, Inc. (as guarantor);

certified by an Authorized Officer of Parent (in the case of item (i) above) or NG Washington (in the case of item (ii) above) as a true, complete and correct copy of the original, in full force and effect as of the Effective Date, and otherwise in form and substance acceptable to Agent;

(m)           UCC Financing Statements.  Written evidence satisfactory to Agent that the UCC-3 financing statements, in the form attached to the Rogers’ Waiver, have been filed by Borrower or Louise H. Rogers in all appropriate governmental filing offices.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(n)           Operating Budget.  An operating budget arranged by month for the period commencing on the first day of the first full calendar month following the Effective Date to April 30, 2011 and pro forma operating budgets arranged by month for the Fiscal Years May 1, 2011 to April 30, 2012, and May 1, 2012 to April 30, 2013.

Section 4.2          Further Conditions Precedent.  Lenders shall not be required to make any further Loan on any Purchase Agreement Closing Date following the Effective Date (if any) unless:

(a)           There exists no Default or Unmatured Default and no Default or Unmatured Default will occur as a result of making the Loan.

(b)           The Notes have been executed by Borrower and issued to each Lender pursuant to Section 2.12, evidencing the Loan made to Borrower on the Effective Date and on each subsequent Purchase Agreement Closing Date (if any), and payable to each Lender.

(c)           The representations and warranties contained in Article 5 are true and correct as of the applicable Note Issue Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(d)           There shall have been deposited in the Tax Reserve and the Insurance Reserve, the applicable Initial Tax Reserve Deposit Amount and Initial Insurance Reserve Deposit Amount, respectively, in respect of the New Card Room(s) being purchased on such date.

(e)           Agent has received evidence acceptable to it that the premium payments for the first three (3) months of the insurance policies for the New Card Rooms being purchased on such subsequent Purchase Agreement Closing Date (as evidenced by the certificates previously delivered to Agent pursuant to Section 4.01(a)(F)) have been paid;

(f)           The conditions set forth in Section 4.1(d), (e), (f), (g), (h) and (i) have been satisfied in a manner satisfactory to Agent or waived by the Required Lenders (or by Agent with the consent of the Required Lenders).

(g)           All legal matters incident to the making of the applicable Loan shall be satisfactory to Agent, Lenders and their counsel.

(h)           Each condition precedent to the purchase and sale of the Purchased Assets on the applicable Purchase Agreement Closing Date pursuant to the Asset Purchase Agreement shall have been satisfied (without giving effect to any waiver of any material terms or conditions of the Asset Purchase Agreement granted by Receiver or Operator without the prior written consent of Agent). That portion of the purchase price for the Purchased Assets not comprising the Acquisition Finance Consideration shall have been delivered to Receiver by Operator pursuant to the terms of the Asset Purchase Agreement.

Any Lender may require delivery of a Compliance Certificate to Agent or such Lender as a condition to making any Loan.

Section 4.3          Extension Option.  The Applicable Maturity Date shall not be extended to the Extended Maturity Date on the Initial Maturity Date unless each of the following conditions have been satisfied in a manner satisfactory to Agent or waived by the Required Lenders (or Agent with the consent of the Required Lenders):

(a)           Agent shall have received an Extension Notice from Borrower in accordance with Section 2.2.

(b)           Agent shall have received the Extension Fee from Borrower.

(c)           No Default or Unmatured Default shall have occurred and be continuing or would result from the exercise of the Extension Option, either as of the Extension Exercise Date or as of the Initial Maturity Date.

(d)           No Material Adverse Change shall have occurred, as determined by Agent in its sole discretion.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(e)           With respect to the Borrower and the Operator on a consolidated basis, the ratio of (a) Funded Indebtedness to (b) TTM Adjusted EBITDA, calculated in each case as of the last calendar day of the last calendar month prior to the Initial Maturity Date for which financial statements have been furnished to Agent by Borrower pursuant to Section 6.1, is less than or equal to 2.0:1.0.

(f)           With respect to the Collateral Subsidiaries on a consolidated basis, the ratio of (a) Funded Indebtedness to (b) Three-Month Annualized Adjusted EBITDA, calculated in each case as of the last calendar day of the last calendar month prior to the Initial Maturity Date for which financial statements have been furnished to Agent by Borrower pursuant to Section 6.1, is less than or equal to 2.0:1.0.

(g)           There shall have been paid or reimbursed to Agent, for the account of Agent, Lenders or other Persons entitled thereto, all fees, costs and expenses (including, without limitation, the reasonable legal fees and disbursements of counsel to Agent) incurred by Agent and Lenders in connection with Borrower’s exercise of the Extension Option.

(h)           The Obligations as of the Initial Maturity Date (other than Obligations which are contingent and unliquidated and not then due and owing as of such date), shall be less than US$3,000,000.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Agent to enter into this Agreement and to make the Loans and the other financial accommodations to Borrower, Borrower hereby represents and warrants to each Lender and Agent as of the Effective Date, on each subsequent Purchase Agreement Closing Date (if any) and the date on which a Compliance Certificate is required to be delivered pursuant to Section 6.1(g) that the following statements are true, correct and complete:

Section 5.1          Existence and Standing.  Each Credit Party is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.2          Authorization and Validity.

(a)           Each Credit Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings.

(b)           The Loan Documents to which each Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c)           Each of the Collateral Documents to which any Collateral Party is a party, creates valid and perfected first priority Liens in the Collateral covered thereby securing the payment of all of the Obligations purported to be secured thereby.

(d)           Each Credit Party has performed and complied with all the terms, provisions, agreements and conditions set forth in each Loan Document to which it is a party and required to be performed or complied with by such parties on or before the Effective Date, all filings and recordings and other actions which are necessary or desirable to perfect and protect the Liens granted pursuant to the Loan Documents and preserve their required priority have been duly taken, and no Default, Unmatured Default or breach of any covenant by any such party exists thereunder.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 5.3          No Conflict; Government Consent.  Neither the execution and delivery by any Credit Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Credit Party, (b) any Credit Party’s Constituent Documents, or (c) the provisions of any indenture, instrument or agreement to which any Credit Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Credit Party pursuant to the terms of any such indenture, instrument or agreement (including, without limitation, the Rogers’ Note and the loan and security documentation executed in connection therewith).  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Credit Party, is required to be obtained by any Credit Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by Credit Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents. None of the Credit Parties is subject to any federal or state statute or regulation which limits its ability to incur Indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.

Section 5.4          Financial Statements.

(a)           The consolidated financial statements heretofore delivered to Lenders were prepared in accordance with GAAP in effect on the dates of such statements were prepared and fairly present the consolidated financial condition and operations of Parent and NG Washington at such dates and the consolidated results of their operations for the relevant period then ended.  The initial projections and each of the business plans and all other financial projections and related materials and documents delivered to Agent and/or Lenders (to the extent in fact delivered to Agent and/or Lenders) were prepared in good faith and are based upon facts and assumptions that are reasonable in light of the then current and foreseeable business conditions and prospects of  the Parent and NG Washington and, as from the Effective Date, Borrower and Operator, and represent management’s opinion of the projected financial performance based on the information available at the time so furnished. The opening balance sheet of the Credit Parties, copies of which have been furnished to Lenders, fairly present on a pro forma basis the financial condition of the Credit Parties as of the Effective Date, and reflect on a pro forma basis those liabilities reflected in the notes thereto and resulting from consummation of the transactions contemplated by the Loan Documents, and the payment or accrual of all transaction costs payable with respect to any of the foregoing.  Such initial projections and the assumptions expressed in such pro forma are reasonable based on the information available to Credit Parties at the time so furnished.

(b)           Each budget delivered pursuant to Section 4.1(n), Section 6.1(a) and 6.1(e) (or forecast therein) has been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable.

Section 5.5          Material Adverse Change.  Since April 14, 2010, there has been no Material Adverse Change.

Section 5.6          Taxes.  Each of the Credit Parties has timely filed or caused to be timely filed, with the appropriate governmental or quasi-governmental authority all United States federal, state and local tax returns and other reports (“Returns”) which are required to be filed by applicable law with respect to the income, properties or operations of any Credit Party.  Such Returns accurately reflect all liability for Taxes of Parent or any of its Subsidiaries for the periods covered thereby.  Each Credit Party has paid in full all Taxes due (whether or not shown on any Returns) and any penalties with respect thereto (including any penalties for late filing) or pursuant to any assessment received by any Credit Party.  No tax Liens have been filed and no claims are being asserted with respect to any such Taxes.  The charges, accruals and reserves on the books of the Credit Parties in respect of any Taxes or other governmental charges are adequate.  Other than Taxes currently paid, no Credit Party has any Knowledge of any basis for any other Tax that could reasonably be expected to have a Material Adverse Effect.  There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best Knowledge of Borrower, threatened by any Governmental Authority regarding any Taxes relating to any Credit Party.  Each Credit Party is a “U.S. Person” as defined in Section 7701(a)(30) of the Internal Revenue Code, or, in the case of an entity that is disregarded for United States federal income tax purposes, is created or organized under the law of the United States, of any state thereof or of the District of Columbia.

Section 5.7          Litigation and Contingent Obligations.  Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against or affecting any Credit Party or which seeks to prevent, enjoin or delay the making of the Loans.  Other than any liability incident to any litigation, arbitration or proceeding which is set forth on Schedule 5.7, no Credit Party has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 5.8          Organizational Structure.

(a)           Set forth on Schedule 5.8.1 is a complete and accurate list of Parent and each Subsidiary thereof showing: (i) its jurisdiction of its organization, (ii) its legal name, (iii) its organizational number (if any), (iv) the location of its chief executive office or sole place of business, and such Schedule also lists all jurisdictions of organization and legal names of such Person for five (5) years prior to the Effective Date.

(b)           Set forth on Schedule 5.8.2 is a complete and accurate description of the authorized Capital Stock of each Subsidiary of Parent, by class and with a description of the number of shares or other interests of Capital Stock of each such class that are issued and outstanding and any other Person owning such Capital Stock (if any).  Other than as described on Schedule 5.8.2, there are no subscriptions, options, warrants, or calls relating to any shares of each Credit Party’s Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  No Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock. All of the outstanding  Capital Stock of each Credit Party has been validly issued and is fully paid and non-assessable.  This representation and warranty is not made with respect to the Capital Stock of Parent.

(c)           Except as set forth on Schedule 5.8.3, no Credit Party is engaged in any joint venture or partnership with any other Person.

Section 5.9          Plan Liability.

(a)           The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed US$250,000.  No Credit Party nor any Controlled Group Member has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of US$250,000 in the aggregate.  Each Plan complies in all material respects with all applicable Requirements of Law, no Reportable Event has occurred with respect to any Plan, none of the Credit Parties nor any Controlled Group Member has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

(b)           No ERISA Event has occurred or could be reasonably expected to result in liability to any Credit Party or any Controlled Group Member in an aggregate amount in excess of US$250,000.

(c)           No Credit Party or Controlled Group Member has failed to make a required contribution  or any other required payment under Section 412 of the Internal Revenue Code or Section 302 of ERISA on or before the due date for such installment or other payment.  No Pension Plan has failed to satisfy the minimum standard with respect to such Pension Plan within the meaning of Section 412 or Section 302 of ERISA, whether or not waived.  No Credit Party or Controlled Group Member nor any fiduciary of any Plan has engaged in a prohibited nonexempt transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code.

(d)           Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan.  The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan.  With respect to any  Foreign Employee Benefit Plan maintained by any Credit Party on any Controlled Group Member (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained.  The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plan will not result in a material liability.  There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Credit Party of Controlled Group Member with respect to any Foreign Employee Benefit Plan.

Section 5.10        Accuracy of Information.  None of the representations or warranties made by any Credit Party in the Loan Documents, and no information, exhibit or report furnished by any Credit Party to Agent or to any Lender in connection with the Loan Documents contains or contained any material misstatement of fact or omits or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 5.11        Regulation U.  Margin Stock constitutes less than twenty five percent (25%) of the value of those assets of each Credit Party which are subject to any limitation on sale, pledge, or other restriction hereunder.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 5.12        Material Agreements.  No Credit Party is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement (other than an agreement evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to result in a Material Adverse Change, or (b) any agreement or instrument evidencing or governing Indebtedness.

Section 5.13        Compliance With Laws. Each Credit Party is complying and will comply with all Requirements of Law applicable to the conduct of their respective businesses or the ownership of their respective Property.

Section 5.14        Ownership of Property.  Except as set forth on Schedule 5.14, on the date of this Agreement, each of Borrower and Operator will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the most recent consolidated financial statements, if any, provided to Agent hereunder as owned by Borrower or Operator, as applicable.

Section 5.15        Plan Assets; Prohibited Transactions.  No Credit Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or a plan (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the making of the Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or any other Requirements of Law, with respect to any Plan.

Section 5.16        Environmental Law.  In the ordinary course of its business, each Collateral Subsidiary considers the effects of Environmental, Health or Safety Requirements of Law on the business of such Collateral Subsidiary in the course of which an officer and/or other employee reporting to an officer of such Collateral Subsidiary takes responsibility for identifying and evaluating potential risks and liabilities accruing to such Collateral Subsidiary due to Environmental, Health or Safety Requirements of Law.  On the basis of this consideration, and to its Knowledge, each Collateral Subsidiary has concluded that Environmental, Health or Safety Requirements of Law cannot reasonably be expected to have a Material Adverse Effect upon the businesses conducted by such Collateral Subsidiary (if any).  Neither Collateral Subsidiary has received any notice to the effect that the businesses operated by it are not in material compliance with any of the requirements of applicable Environmental, Health or Safety Requirements of Law or are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant into the environment, which non compliance or Remedial Action could reasonably be expected to have a Material Adverse Effect on the businesses operated by such Collateral Subsidiary (if any).

Section 5.17        Environmental Matters.  Except as set forth in Schedule 5.17.1, to each of Borrower’s and Operator’s Knowledge:

(A)           the operations of the Collateral Subsidiaries comply in all respects with all applicable Environmental, Health or Safety Requirements of Law;

(B)           each Collateral Subsidiary has obtained all environmental, health and safety Permits necessary for its respective operations and Properties, and all such Permits are in good standing, and each Collateral Subsidiary is currently in compliance with all terms and conditions of such Permits;

(C)           neither Collateral Subsidiary nor any of their respective present or past Property or operations, are subject to or the subject of any currently effective or ongoing judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement, or settlement respecting (A) any violation of or liability under any Environmental, Health or Safety Requirements of Law, (B) any Remedial Action, (C) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (D) any Environmental, Health or Safety Requirements of Law;

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(D)           no Collateral Subsidiary has filed any notice under any applicable Requirement of Law: (A) reporting to any Person or Governmental Authority a Release of a Contaminant; (B) reporting under Section 103(c) of CERCLA, indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (C) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law or condition in any Permit under an Environmental, Health or Safety Requirement of Law within the past three years;

(E)           none of the present or past Property of any Collateral Subsidiary is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (CERCLIS) or any similar state list of sites requiring Remedial Action;

(F)           no Collateral Subsidiary has sent or directly arranged for the transport of any product, material or waste, to any current or proposed NPL site, or any site on any similar state list of sites requiring Remedial Action;

(G)           there is not now in connection with or resulting from any Collateral Subsidiary’s operations, nor, to Borrower’s Knowledge, has there ever been on or in any of the current or former Real Property (A) any treatment, recycling, storage or disposal of any hazardous waste requiring a Permit under any applicable Environmental, Health or Safety Requirement of Law or any state equivalent, (B) any solid waste landfill, waste pile, petroleum or hazardous waste, swamp, pit, pond, underground storage tank or surface impoundment, (C) any asbestos-containing material, or (D) a reportable or non-permitted Release to the environment of any Contaminant involving any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment;

(H)           there have been no Releases of any Contaminants to the environment from any Property owned by either Collateral Subsidiary except (A) in compliance with Environmental, Health or Safety Requirements of Law, or (B) which have been addressed to the satisfaction of the appropriate Governmental Authorities;

(I)            no environmental Lien has attached to any Real Property owned by either Collateral Subsidiary;

(J)            within the last year each Collateral Subsidiary has inspected its respective Property and such Property does not contain any asbestos-containing material or visible evidence of mold growth;

(K)           no Collateral Subsidiary has received any notice of Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, and no Collateral Subsidiary has any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

(L)           none of the Real Property owned by either Collateral Subsidiary is subject to any Environmental Property Transfer Act, or the extent such acts are applicable to any such Property, the Collateral Subsidiaries have fully complied with the requirements of such acts; and

(M)           each Collateral Subsidiary is conducting and will continue to conduct their respective business and operations in an environmentally responsible manner in material compliance with Environmental, Health or Safety Requirements of Law, and the Collateral Subsidiaries, taken as a whole, have not been, and have no reason to believe they will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that have or are reasonably likely to result in cash expenditures by the Collateral Subsidiaries in excess of US$25,000 in the aggregate for any calendar year ending after the Effective Date.

Section 5.18        Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 5.19        Affiliate Transactions.  Neither Collateral Subsidiary has entered into or will enter into any transaction, contract, agreement or instrument with any of its Affiliates other than (a) with each other, and (b) the Management Agreement and a tax sharing agreement between Operator and Parent, or make or be obligated to make any payments or incur any payment obligation or make any transfer to any of its Affiliates, other than payments by Operator to Parent of Permitted Management Fees and Permitted Management Expenses.

Section 5.20        Post Retirement Benefits.  There are no post retirement medical and insurance benefits payable by Operator to its employees and former employees.

Section 5.21        Insurance.  The certificate signed by the Chief Financial Officer of Borrower, attaching each insurance certificate, policy and endorsement in relation thereto then in effect and summarizing the property and casualty insurances carried by Operator and, with respect to the Card Rooms, any other Credit Party, has been furnished by Borrower to Agent, and is complete and accurate.  This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self insurance program that is in effect.  The insurance certificates and policies attached to the certificate evidence insurances in full compliance with the requirements of Section 6.6.

Section 5.22        Solvency.  Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the Borrowing of each Loan hereunder on the Effective Date and each subsequent Purchase Agreement Closing Date (if any) and after giving effect to the Borrowing of each Loan, Borrower is, and each other Credit Party is and will be, Solvent.

Section 5.23        Anti-Terrorism Laws.  None of Credit Parties or any of its Subsidiaries are, and no Person who owns a controlling interest in or otherwise controls any Credit Party or any of its Subsidiaries is or shall be, (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (collectively, the “Lists”) maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively “OFAC Laws and Regulations”); or (b) a Person (a “Designated Person”) either (i) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”).  No Credit Party nor any of its Subsidiaries (x) is a Person or entity with which any Lender or Agent is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or (y) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders or (z) is affiliated or associated with a Person or entity listed in the preceding clause (x) or clause (y).  No Credit Party, any of its Affiliates, nor any brokers or other agents acting in any capacity in connection with the Loans borrowed hereunder (I) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders or (II) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.24        No Violation of Anti-Money Laundering Laws.  No Credit Party nor any holder of a direct or indirect interest in any Credit Party (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under any Anti-Money-Laundering Laws, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of any Anti-Money-Laundering Laws, (b) has been assessed civil penalties under any Anti-Money Laundering Laws, or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

Section 5.25        Labor Matters.  Except as set forth in Schedule 5.25, as of the Effective Date there is no collective bargaining agreement or certification covering, or being negotiated on behalf of, any of the employees of any Credit Party.  As of the Effective Date, no attempt is being or will be made to organize the employees of any Credit Party, nor is any such activity pending, threatened or planned.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 5.26          Patents, Trademarks, Permits, Etc.; Government Approvals.

(a)           To the Borrower’s Knowledge, except as set forth on Schedule 5.26.1, each Credit Party owns, is licensed or otherwise has the lawful right to use, or has all Permits and other governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how and processes used in or necessary for the conduct of its respective business as currently conducted except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 5.26.1, as of the Effective Date no claims are pending or, to the best of Borrower’s Knowledge following inquiry, threatened that any Credit Party is infringing upon the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how and processes, except for such claims and infringements that do not, in the aggregate, give rise to any liability on the part of any Credit Party which will, or is reasonably likely to, have a Material Adverse Effect.

(b)           Except for Liens granted to Agent for the benefit of Agent and Lenders, the transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, industrial designs, copyrights, technology, know-how or processes by any Credit Party in any manner which shall have or is reasonably likely to have a Material Adverse Effect.

Section 5.27          Collateral Locations and Condition.  Schedule 5.27 contains a true and complete list of (a) all of the Real Property owned in fee simple by each Credit Party, (b) a true and complete list of all Leases in effect on the Effective Date.  Substantially all of the assets and Property owned by or leased to Credit Parties are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of any known defects except such defects that do not substantially interfere in any material respect with the continued use thereof in the conduct of normal operations.

Section 5.28          Gaming and Liquor Laws.  There are no Gaming Laws or Liquor Laws presently in effect or formally proposed to become effective that could reasonably be expected to materially and adversely affect the rights, remedies and powers of Agent or any Lender under this Agreement or under any of the other Loan Documents, other than (a) limitations on the ability of Agent or the Lenders to foreclose on and own the Pledged Stock of Operator without obtaining the requisite Gaming License or Liquor License therefor, (b) limitations on the ability of Agent or the Lenders to foreclose on the Mortgages in respect of of Operator without obtaining the requisite Gaming License or Liquor License therefor, and (c) limitations on the ability of Agent or the Lenders to foreclose on, own and operate any gaming device or associated equipment of any Credit Party without obtaining the requisite Gaming License or Liquor License therefor.

Section 5.29          Asset Purchase Agreement.  Operator is not in default in the performance or compliance with any provisions of the Asset Purchase Agreement or any of the documents delivered in connection therewith.  The Asset Purchase Agreement complies with, and the Acquisition of the Purchased Assets by Operator has been consummated in accordance with, all applicable Requirements of Law.  The Asset Purchase Agreement is in full force and effect as of the Effective Date and has not been terminated, rescinded or withdrawn.  To the best of each Credit Party’s Knowledge, none of Operator’s representations or warranties in the Asset Purchase Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.  Each of the representations and warranties given by Operator in the Asset Purchase Agreement is true and correct in all material respects.  Notwithstanding anything contained in the Asset Purchase Agreement to the contrary, such representations and warranties of Operator are incorporated into this Agreement by this  Section 5.29 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Acquisition of the Purchased Assets.

Section 5.30          Mortgages.  To the Borrower’s Knowledge, the Mortgages create a valid and enforceable Lien on the Mortgaged Properties described therein, as security for the repayment of the Obligations, subject only to the Permitted Liens applicable to the Mortgaged Properties.

Section 5.31           Assessments.  Except as previously disclosed to Agent in writing, there are no pending nor, to Borrower’s Knowledge, without inquiry or investigation, proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Properties.

Section 5.32          No Joint Assessment; Separate Lots.  Borrower has not affirmatively permitted, or initiated, or to the Knowledge of Borrower suffered the joint assessment of any Mortgaged Property (a) with any other real property constituting a separate tax lot, and (b) with any portion of such Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Mortgaged Property as a single lien.  Each Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot except as disclosed in the Title Policies.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 5.33          Flood Zone.  To the best of Borrower’s Knowledge, the Mortgaged Properties are not located in a flood hazard area as defined by the Federal Insurance Administration.

Section 5.34          No Encroachments.  To the best of Borrower’s Knowledge, (a) no improvements on adjoining properties encroach upon any Mortgaged Property, (b) no easements or other encumbrances upon any Mortgaged Property encroach upon any of the improvements on such Mortgaged Property, in the case of (i) and (ii), the aforementioned conditions in this clause do not materially and adversely affect the value or marketability of such Mortgaged Property and (c) all of the improvements on the Mortgaged Properties comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

Section 5.35          Management Agreement.  The New Card Rooms are each managed pursuant to the Management Agreement by the Service Supplier, and the Service Supplier holds a currently valid Gaming License with respect to the management activities performed under such Management Agreement (including, without limitation, a valid service supplier license issued by the WSGC) and such Management Agreement has been filed with and approved by the WSGC.

Section 5.36          Leases.  The Mortgaged Properties are not subject to any Leases other than those set forth in Schedule 5.36.

Section 5.37          Status of Borrower and Operator.  Borrower has not engaged in any business activities and does not own any Property other than (a) ownership of one hundred percent (100%) of the Capital Stock of Operator, (b) activities and contractual rights incidental to the maintenance of its corporate existence; and (c) rights arising under the Loan Documents.  Borrower has no liabilities or obligations other than (i) arising from its ownership of the Capital Stock of Operator, (ii) those incidental to the maintenance of its corporate existence, and (iii) arising under the Loan Documents.  Operator has not engaged in any business activities other than with respect to the operation of the New Card Rooms.

Section 5.38          Deposit Accounts and Securities Accounts.  Set forth on Exhibit M is a listing of all of Borrower’s and Operator’s Deposit Accounts and Securities Accounts, including, with respect to each bank (which is the Account Bank) or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

Section 5.39          Gaming and Liquor Licensing.  Borrower is not licensed by, nor made any application to become licensed by, the WSGC.  Operator has all Gaming Licenses and Liquor Licenses necessary to own and operate the Card Rooms, and such Permits are in good standing, and Operator is currently in compliance with all terms and conditions of such Permits.

Section 5.40          Fiscal Year.  The Fiscal Year of each Credit Party is May 1 to April 30.

Section 5.41          Corporate Overhead.  Parent does not and will not allocate its or its Subsdiaries’ (other than Borrower’s and Operator’s) corporate overhead costs and expenses to the Borrower or Operator, or to Operator’s businesses, other than Permitted Management Expenses.

Section 5.42          Indebtedness.  Neither Borrower nor Operator has any Indebtedness other than as permitted pursuant to Section 6.11.

ARTICLE 6

COVENANTS

So long as any Obligation is outstanding and thereafter until Payment In Full of all of the Obligations, unless Required Lenders in their sole discretion shall otherwise consent in writing (or Agent acting with the consent of the Required Lenders):

Section 6.1            Reporting.  Borrower will furnish to Agent (and Agent will make available to each Lender), in form and substance acceptable to Agent:

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(a)           Annual Financials.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, an unqualified (except for qualifications as to non-material matters) audit report by Pannell Kerr Forster of Texas, P.C. or such other certified public accountants as are acceptable to Agent, certified by such accountants as fairly presenting the consolidated financial position of the Credit Parties and their Subsidiaries and having been prepared in accordance with GAAP on a consolidated and consolidating basis, including balance sheets as of the end of such period and related profit and loss and reconciliation of surplus statements, in each case for the New Card Rooms on an individual and consolidated basis, and a statement of cash flows on a consolidated basis for the New Card Rooms, accompanied by any management letter prepared by said accountants.

(b)           Approved Capital Expenditures Budget

(i)            As soon as available and in any event within thirty (30) days after the Effective Date, a capital expenditures budget for the New Card Rooms on an individual and consolidated basis for the period from and including the Effective Date to and including April 30, 2011; and

(ii)           As soon as available and in any event no later than thirty (30) days prior to April 30 of each calendar year after the Effective Date, a capital expenditures budget for the New Card Rooms on an individual and consolidated basis for the Fiscal Year beginning on May 1 of that calendar year (each such capital expenditures budget, a “CapEx Budget”) in sufficient detail acceptable to the Agent and Required Lenders in their sole discretion.  Each such CapEx Budget so furnished shall be subject to review and approval by Agent and the Required Lenders.  Agent’s and any Required Lender’s initial review and each subsequent review of any revised CapEx Budget shall be performed within thirty (30) days after its receipt of such proposed budget.  To the extent that Agent or any Required Lender does not approve all or a portion of a proposed CapEx Budget, Agent will provide Borrower with its and/or their comments with respect thereto.  Agent’s and the Required Lenders’ approval of any proposed CapEx Budget furnished in accordance with this Section 6.1(b) shall not be unreasonably withheld (a CapEx Budget, until it is approved pursuant to this Section 6.1(b), an “Unapproved CapEx Budget” and, when approved pursuant to this Section 6.1(b), an “Approved CapEx Budget”).

(c)           Quarterly Financials.

(i)            As soon as available and in any event within forty five (45) days after the last day of each Fiscal Quarter of Operator (including the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating cash flow statements of Operator and the Borrower as at the close of each such period, and specifying in reasonable detail any material variations to the Approved CapEx Budget and the operating budget prepared for that period;

(ii)           As soon as available and in any event within forty five (45) days after the last day of each Fiscal Quarter of Operator, consolidated and consolidating financial statements and operating statements of the Operator and Borrower on an individual and consolidated basis for the period from the beginning of such Fiscal Year to the end of such Fiscal Quarter, and including, without limitation, consolidated and consolidating balance sheets in sufficient detail acceptable to Agent, with respect to the operations and management of each New Card Room.

(d)           Monthly Financials.  As soon as available and in any event within thirty (30) days after the last day of each calendar month:

(i)            monthly summary reports including the following information, in sufficient detail acceptable to Agent, and with respect to the operations and management of each New Card Room (including back office operations and other corporate overhead) for such calendar month:

(A)          results from operations, including Gross Revenues, Net Income and Operating Expenses (for the avoidance of doubt inclusive of profit and loss statements);

(B)           statements as of the last day of such calendar month comparing actual to budgeted results and variance analysis for the New Card Rooms, on an individual and consolidated basis (for the avoidance of doubt inclusive of profit and loss statements);

(C)           balance sheets as at the last day of such calendar month for the New Card Rooms, on an individual and consolidated basis;

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(D)           a completed gaming report for such month in the form set forth as Exhibit J hereto;

(E)           actual violations arising with respect to Gaming Laws, Liquor Laws, Gaming Licenses or Liquor Licenses, and any potential violations notified to the WSGC, the WSLCB or any other Governmental Authority in relation thereto; and

(F)           other events having or likely to have a Material Adverse Effect on each New Card Room’s operations.

(e)          Operating Budget.  An operating budget for the New Card Rooms as soon as available and in any event no later than thirty (30) days prior to the Fiscal Year beginning (i) May 1, 2011, which shall also specify those line items that exceed the line items set forth in the pro forma operating budget delivered pursuant to Section 4.1(n) for such Fiscal Year, and (ii) May 1, 2012, which shall also specify those line items that exceed the line items set forth in the operating budget delivered pursuant to sub-clause (i) of this Section 6.1(e) for such Fiscal Year.

(f)           Gaming Tax Returns.  Borrower shall, and shall cause Operator to, furnish to Agent concurrently with Operator’s filing of a gaming tax return with a Governmental Authority, a copy of such gaming tax return, completed and signed on behalf of Operator.

(g)          Further Financial Information.  Such further financial information concerning each Credit Party’s financial performance, and the New Card Rooms’ operations and finances, on an individual and/or consolidated basis, as Agent may reasonably request from time to time.

(h)          Compliance Certificate.  Together with the financial statements and other financial information required to be furnished under Section 6.1(a) and Section 6.1(c), a Compliance Certificate.

(i)           ERISA Matters.  Within 270 days after the close of each Fiscal Year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA or deemed competent under applicable foreign legislation.  As soon as possible and in any event within ten (10) days after Borrower knows that any ERISA Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer of Borrower, describing said ERISA Event and the action which Borrower proposes to take with respect thereto.

(j)           Environmental Matters.  As soon as possible and in any event within ten (10) days after receipt by Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (b) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by Borrower or any of its Subsidiaries.

(k)          Good Standing Certificates.  Together with the annual financial statements delivered pursuant to Section 6.1(a), for each Credit Party and each other Person which has pledged collateral in support of the Obligations, a copy of the results of a search of such Person at the appropriate governmental department or registry in its jurisdiction of incorporation or organization evidencing on its face the status of such Person in that jurisdiction as of the date the annual financial statements are delivered pursuant to Section 6.1(a).

(l)           Events of Default.  Promptly upon Borrower obtaining Knowledge (a) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default, (b) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.7, Section 8.8 or Section 8.9, or (c) of any condition or event which has or is reasonably likely to result in a Material Adverse Effect, Borrower shall deliver to Agent and Lenders a certificate executed by an officer of Borrower specifying (A) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action any Credit Party has taken, is taking and proposes to take with respect thereto.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(m)         Lawsuits.  Promptly upon (and, in any event, within ten (10) Business Days after) Borrower obtaining Knowledge of the institution of, or written threat of, any Claim, action, suit, proceeding, governmental investigation, any allegation of defective pricing, or any arbitration against or affecting any Credit Party or any Property of any Credit Party not previously disclosed pursuant to Section 5.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in Borrower’s reasonable judgment, any Credit Party (or the Credit Parties as a whole) to liability in an amount aggregating US$100,000 or more (exclusive of claims covered by insurance policies of any Credit Party unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims which has or which could be expected to result in a Material Adverse Effect), Borrower shall give written notice thereof to Agent and Lenders and provide such other information as may be reasonably available to enable each Lender and Agent and its counsel to evaluate such matters.

(n)          Insurance.  As soon as practicable and in any event by the last day in each Fiscal Year, Borrower shall deliver to Agent (a) a report in form and substance reasonably satisfactory to Agent outlining all material insurance coverage (including any self-insurance provided by any Credit Party (if any) but excluding health, medical, dental and life insurance (other than key man life insurance)) maintained as of the date of such report by any Credit Party on their behalf and the duration of such coverage and (b) evidence that all premiums then due and payable with respect to such coverage have been paid (except as otherwise agreed to by Agent).

(o)          Labor Matters.  Borrower shall notify Agent and Lenders in writing, promptly after Borrower has Knowledge of (a) any material labor dispute to which any Credit Party is or may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities and (b) any liability (arising pursuant to the Worker Adjustment and Retraining Notification Act or otherwise) incurred with respect to the closing of any plant or other facility of such Persons.

(p)          Material Debt Notices.  Borrower shall deliver a copy to Agent and Lenders of any notice or other communication received by any Credit Party from any Person alleging the occurrence in connection with any Indebtedness described in Section 8.6 of an event described in such Section, promptly after such notice or other communication is received from such Person.

(q)          Landlord Communications.  Borrower shall deliver a copy to Agent of any notice or other communication received by any Credit Party or the Service Supplier (if not a Credit Party) from any landlord of the Mortgaged Properties and the New Card Rooms, promptly after such notice or other communication is received from such Person;

(r)           Notice of Material Adverse Effect.  Borrower will, and will cause each other Credit Party to, give prompt notice in writing to Agent and Lenders of the occurrence of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

(s)          Condemnation.  Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of any Credit Party, Borrower shall notify Agent of the pendency of such proceeding, and permit Agent to participate in any such proceeding, and from time to time will deliver to Agent all instruments reasonably requested by Agent to permit such participation.

(t)          Additional Information.  Within five (5) Business Days after request therefor, such other information (including non financial information) as Agent or any Lender may from time to time reasonably request.

(u)          Anti-Terrorism and Anti-Money Laundering Law Notices.  Borrower shall immediately notify Agent if Borrower obtains Knowledge that any holder of a direct or indirect interest in any Credit Party or any Subsidiary thereof, or any director, manager or officer of any of such holder, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of any Anti-Money-Laundering Laws or Anti-Terrorism Laws, (d) has been assessed civil penalties under any Anti-Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 6.2            Application of Acquisition Finance Consideration.

(a)           Borrower will cause Operator to apply the Acquisition Finance Consideration solely to purchase the Purchased Assets.

(b)           Borrower will not, nor will it permit any Credit Party to apply the Acquisition Finance Consideration to purchase or carry any “margin stock” (as defined in Regulation U) or to make any Acquisition other than of the Purchased Assets.

Section 6.3            Further Assurances.

(a)           Borrower shall execute and deliver, and cause each Credit Party to execute and deliver, within the time periods set forth with respect to such items on the Closing List (as the same may be extended by Agent in its sole discretion), all agreements, documents and instruments designated as “Post Closing Items” on the Closing List.

(b)           In addition to and not in lieu of the rights and obligations of the parties under Section 6.3(a) above, at any time and from time to time, promptly following Agent’s written request and at the expense of the applicable Person, Borrower agrees to duly execute and deliver, and to cause the Credit Parties to duly execute and deliver, any and all such further instruments and documents and take such further action as Agent may reasonably deem desirable in order to perfect and protect any Lien granted or purported to be granted pursuant to the Collateral Documents or to enable Agent, in accordance with the terms of the applicable Loan Documents, to exercise and enforce its rights and remedies under the Loan Documents with respect to such Collateral. Notwithstanding the foregoing, the granting of such further assurances or Lien under this Section 6.3 shall not be required if it would (A) be prohibited by applicable law, or (B) result in material adverse tax consequences to Borrower.

Section 6.4            Conduct of Business.  Borrower will cause Operator to only conduct business with respect to the ownership and operation of the New Card Rooms, and Borrower will, and will cause Operator to, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a Delaware limited liability company (in the case of Borrower) and a Washington State limited liability company (in the case of Operator) and to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.  Borrower shall be a non-operating holding company of Operator at all times.

Section 6.5            Taxes.  Borrower will, and will cause each other Credit Party to, timely file complete and correct United States federal, state  and local Returns required by law and pay in full when due (a) all Taxes, and (b) all Claims (including, without limitation, claims for labor, services, materials and supplies) which have become due and payable and which by law have or may become a Lien (other than a Permitted Lien) upon any Credit Party’s Property or assets prior to the time when any penalty or fine shall be accrued with respect thereto, except in each case those which are being contested in good faith by appropriate proceedings being diligently prosecuted and with respect to which adequate reserves have been set aside in accordance with GAAP and only for so long as the enforcement and ability of any taxing authority to impose a Lien with respect thereto or force payment thereon is effectively stayed.  Borrower shall promptly pay or cause to be paid any valid judgment enforcing any such Taxes and cause the same to be satisfied of record.

Section 6.6            Insurance.  Borrower will, and will cause each Credit Party to, maintain with reputable insurance companies rated no less than “A-, VIII” by A.M. Best (or an equivalent rating by another insurance rating company reasonably satisfactory to Agent) insurance on all of their Collateral, wherever located, in such amounts and covering such risks as is consistent with sound business practice (including, without limitation, loss or damage by fire or explosion, business interruption and public liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation) and, in all cases, acceptable to Agent, and Borrower will furnish to Agent and any Lender upon request full information (including documentation) as to the insurance carried.  Each certificate and policy relating to the Collateral and/or business interruption coverage shall contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent, for the benefit of Lenders, and, if required by Agent, naming Agent as an additional insured under such policy.  Each certificate and policy relating to coverage other than the foregoing shall, if required by Agent, contain an endorsement naming Agent as an additional insured under such policy.  Such endorsement or an independent instrument furnished to Agent shall provide that the insurance companies will give Agent at least thirty (30) days’ written notice before any such policy or policies of insurance shall be altered adversely to the interests of Lenders or cancelled (for non-payment of premium or otherwise) and that no act, whether willful or negligent, or default of any Credit Party or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage.  In the event any Credit Party, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. All sums so disbursed by Agent shall be part of the Obligations, payable as provided in this Agreement.  The annual premium for each policy of insurance required pursuant to this Section 6.6 shall be payable, in accordance with its terms, for the first three (3) calendar months of the term of each such policy in advance, and, from the beginning of the third calendar month thereafter, monthly in advance for the remainder of the annual term of each such policy.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 6.7            Compliance with Laws.  Borrower will, and will cause each other Credit Party to, comply with all Requirements of Law to which it may be subject including, without limitation, all Gaming Laws, Liquor Laws, Environmental, Health or Safety Requirements of Law, ERISA, Anti-Terrorism Laws and Anti-Money Laundering Laws.

Section 6.8            Maintenance of Properties.  Borrower will, and will cause Operator and Service Supplier to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times (including, without limitation, the Card Rooms and the Property relating thereto).

Section 6.9            Books and Records; Inspection.  Borrower will maintain, for itself, and shall cause each other Credit Party to maintain, a system of accounting established and administered in accordance with GAAP.  Borrower will not permit Parent to allocate its corporate overhead costs and expenses to the Borrower or Operator, or to Operator’s businesses, other than Permitted Management Expenses.  Borrower will, and will cause each other Credit Party to, permit Agent and Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Borrower and each other Credit Party, to examine and make copies of the books of accounts and other financial records of Borrower and each other Credit Party, and to discuss the affairs, finances and accounts of Borrower and each other Credit Party with, and to be advised as to the same by, their respective officers, management personnel and independent certified public accountants, at such reasonable times and intervals as Agent or any Lender may designate.  Each such visitation shall be at Lenders’ expense unless such visitation occurs following a Default or Unmatured Default or a Default or Unmatured Default occurs or is discovered during such visitation in which event such visitation shall be at Borrower’s expense.  Borrower shall, and shall cause the other Credit Parties to, obtain as needed all material Permits necessary for their operations, and shall maintain such Permits in good standing.

Section 6.10          Distributions and Dividends.  Borrower will not, and will not permit Operator to, declare or pay any dividends or make any distributions on its Capital Stock or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding except:

(a)           Subject to Section 2.18, an aggregate amount up to but not exceeding $660,000 in any one Fiscal Year to Parent from Excess Cash Flow for the sole purpose of Parent paying interest (other than default interest) on the Rogers’ Note, and any such distribution shall be made no earlier than two (2) Business Days prior to the applicable interest payment date under the Rogers’ Note and in an amount not exceeding the scheduled interest payable on such interest payment date.

(b)           Subject to Section 2.18, distributions by Borrower to Parent made in accordance with Section 2.3(c).

Section 6.11           Indebtedness.

(a)           Borrower will not, nor will it permit Operator to, create, incur or suffer to exist any Indebtedness, except:

(i)            the Obligations.

(ii)           Indebtedness of Operator for unsecured trade payables incurred in the Ordinary Course of Business, not to exceed a commercially reasonable amount at any time, as determined by Agent in its sole discretion.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(iii)           Subject to an Approved CapEx Budget then being in effect, Capital Lease Obligations incurred with respect to gaming equipment used in the New Card Rooms not in excess of the line-item amount attributable thereto in such Approved CapEx Budget.

(iv)           Indebtedness existing on the Effective Date and set forth on Schedule 5.14.

Section 6.12           Merger.  Borrower will not, nor will it permit Operator to, merge or consolidate with or into any other Person.

Section 6.13           Sale of Assets.

(a)           Borrower will not, nor will it permit Operator to, lease, sell or otherwise dispose of its Property (including, without limitation, sales of any of the Purchased Assets) to any other Person without the Agent’s prior written consent (which may be withheld in Agent’s sole discretion), except:

(i)            Sales or other dispositions of furniture, fixtures and equipment of the New Card Rooms that is substantially worn, damaged, or obsolete in the Ordinary Course of Business.

(ii)           Sales of inventory of the New Card Rooms to customers in the Ordinary Course of Business.

(iii)          Sales of other Property of the Operator in the Ordinary Course of Business that are not, individually or in the aggregate, material to the operation of any New Card Room.

(b)           Borrower will not permit NG Washington to lease, sell, or otherwise dispose of all or substantially all of its Property.

Section 6.14          Investments and Acquisitions.  Borrower will not, nor will it permit Operator to, make or suffer to exist any Investments in any entity, or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition, except:

(a)           Cash Equivalent Investments.

(b)           Existing Investments in the Operator described in Schedule 5.8.2.

Section 6.15          Liens.  Borrower will not, nor will it permit Parent or Operator to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or Operator or over the Capital Stock of Borrower or Operator, except:

(a)           Liens for Taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the Ordinary Course of Business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)           Liens arising out of pledges or deposits under worker’s compensation laws, fair labor or employment standards, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)           Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or Operator.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(e)           Liens over gaming equipment leased in the ordinary course of business and used in the New Card Rooms.

(f)            Liens in favor of Agent, for the benefit of Agent and Lenders, granted pursuant to any Collateral Document.

(g)           Liens existing on the Effective Date and set forth on Schedule 5.14.

Section 6.16          Affiliate Transactions.  Borrower will not, and will not permit Operator to, enter into any transaction, contract, agreement or instrument (including, without limitation, the purchase or sale of any Property or service) with any of its Affiliates except (a) with each other, and (b) the Management Agreement and a tax sharing agreement between Operator and Parent; or make any payment or incur any payment obligation or make any transfer to any of its Affiliates except payments by Operator to Parent of Permitted Management Fees and Permitted Management Expenses.

Section 6.17          Amendments to Agreements.  Borrower will not, and will not permit any other Credit Party to, amend or terminate any of its Constituent Documents (x) in any way adverse to Agent or any Lender, or (y) that would result in the Constituent Documents prohibiting or conflicting with the pledge of Capital Stock issued by a Credit Party to Agent and Lenders as required hereby or otherwise prohibiting, limiting or restricting Agent’s and its successors’ and assigns’ exercise of all rights and remedies under the Pledge Agreement, including, without limitation, the acquisition of ownership of such Capital Stock and Borrower’s and Operator’s elections to treat its limited liability company interests as a “security” under Section 8-103 of the UCC.  Borrower will not permit Operator to amend any Lease with respect to a Mortgaged Property, or any part thereof, without the prior written consent of Agent (which consent shall not to be unreasonably withheld).  Borrower will not, and will not permit Operator to, make any amendments to any other material agreements to which Borrower and/or Operator is a party without the prior written consent of Agent (which consent shall not to be unreasonably withheld) other than amendments which could not reasonably be expected to have a Material Adverse Effect.

Section 6.18           Deposit and Securities Accounts; Tax, Insurance and CME Reserves.  To the extent not prohibited by the WSGC:

(a)           Prior to the deposit of any cash related to the operations of any New Card Room into any Deposit Account held by Borrower or Operator (other than player funds required to be deposited in player-supported jackpot accounts), such Deposit Account shall be subject to a Control Agreement among Borrower or Operator, as accountholder, the Account Bank and Agent with respect to such Deposit Account (other than player-supported jackpot accounts).

(b)           Prior to the establishment of any Securities Account by Borrower or Operator, such party shall enter into a Control Agreement with respect to such Securities Account.

(c)           Neither Borrower nor Operator has any Deposit Accounts into which cash related to the New Card Rooms is or shall be deposited by or on behalf of either Borrower or Operator other than the Deposit Accounts held at the Account Bank which are subject to Control Agreements in full force and effect as of the Effective Date (including, without limitation, the Tax Reserve, the Insurance Reserve and the CME Reserve but excluding player-supported jackpot accounts).  Neither Borrower nor Operator has any Securities Account other than the Securities Accounts (if any) which are each subject to a Control Agreement in full force and effect, as of the Effective Date.

Section 6.19           Sale of Accounts.  Borrower will not, nor will it permit Operator to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

Section 6.20          Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  Borrower will not, nor will it permit Operator to, enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

Section 6.21          Contingent Obligations.  Borrower will not, nor will it permit Operator, to make or suffer to exist any Contingent Obligation, except for the Guaranty.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 6.22          Letters of Credit.  Borrower will not, nor will it permit Operator to, apply for or become liable upon or in respect of any Letter of Credit, except Letters of Credit required by law or regulatory authority in each case applicable to or binding upon Borrower or Operator or any of its Property or to which Borrower or Operator or any of its Property is subject, not to exceed in aggregate US$25,000 or such larger amount as agreed by Agent.

Section 6.23           Financial Covenants.

(a)           Borrower shall not permit the ratio of (i) Funded Indebtedness to (ii) TTM Adjusted EBITDA, on a consolidated basis with Operator, and calculated at the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending January 31, 2011, to be greater than the maximum ratio set forth in the table below opposite the applicable calculation date:

Fiscal Quarter End	Maximum Ratio
January 31, 2011	3.5:1.0

April 30, 2011	3.5:1.0

July 31, 2011	3.0:1.0

October 31 , 2011	3.0:1.0

January 31, 2012	3.0:1.0

April 30, 2012	3.0:1.0

July 31, 2012	2.0:1.0

October 31, 2012	2.0:1.0

January 31, 2013	2.0:1.0

April 30, 2013	2.0:1.0

(b)           Borrower shall not permit:

(i)            NG Washington’s TTM EBITDAM on a non-consolidated basis, as calculated at the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending October 31, 2010, to be less than $2,500,000

(ii)           the principal amount of Indebtedness of NG Washington outstanding at any time to be in excess of $4,150,000 in aggregate; and

(iii)           scheduled payments of interest (excluding default interest) on the principal amount outstanding of Indebtedness of NG Washington to be greater than $280,000 in aggregate in any one Fiscal Year.

Section 6.24          Capital Expenditures.  Borrower shall not permit Operator to incur or pay in aggregate for any Fiscal Year, Capital Expenditures in excess of the aggregate of Approved Capital Expenditures for that Fiscal Year.

Section 6.25           Management Fees, Management Expenses and Interest Expense.

(a)           Borrower shall not, and shall not permit Operator, to incur or pay management fees to the Service Supplier pursuant to the Management Agreement in an amount exceeding three percent (3%) of Operator’s Gross Revenues (“Permitted Management Fees”), such payments to be made on an Interest Payment Date.  If Operator wishes to pay Parent Permitted Management Fees more frequently than on an Interest Payment Date, it shall only be permitted to do so pursuant to an amendment to this Agreement between Borrower, Agent and Lenders providing for the establishment of an interest reserve into which weekly interest accrued on the Loans is to be funded acceptable to Agent and Lenders in their sole discretion.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(b)           Borrower shall not make, and shall not permit Operator to make any payments to, or reimburse any out-of-pocket fees, costs and expenses incurred by Parent, or contract for or otherwise incur any payment or reimbursement obligation to Parent, whether in Parent’s capacity as Service Supplier pursuant to the terms of the Management Agreement, in its capacity as purchaser of services for and on behalf of its Subsidiaries or otherwise, other than, with respect to the Operator, the following payments to and reimbursements of Parent (collectively, “Permitted Management Expenses”):

(i)            with respect to each separate category of expense specified on Exhibit N, an aggregate amount for each such category not exceeding, without the prior written consent of Agent, one hundred and twenty percent (120%) of the amounts specified therefor on Exhibit N for the applicable Fiscal Year, and any such costs and expenses shall only be paid or reimbursed to Parent to the extent reasonably incurred by Parent on behalf of Operator and reasonably allocated to Operator by Parent; and

(ii)           with respect to travel expenses, such expenses reasonably incurred by Parent on behalf of Operator and reasonably allocated to Operator by Parent.

Each category of Permitted Management Expenses projected to be payable by Borrower to Parent shall in each case be set forth as separate line items in each operating budget delivered to Agent pursuant to Section 4.1(n) and 6.1(e).  Any payment to or reimbursement of Parent by Operator permitted by this Section 6.25 shall be made on an Interest Payment Date, or more frequently subject to Borrower’s election provided for in the last sentence of Section 6.25(a) and satisfaction of the conditions provided for therein.

(c)           Borrower shall not, and shall not permit Operator to pay interest on any Indebtedness, except for interest on Indebtedness permitted to be incurred under Section 6.11 and due and payable on a non-accelerated basis.

Section 6.26          Negative Pledge.  Borrower shall not, and shall not permit any other Collateral Party, to enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets (in the case of Borrower and Operator) or upon the Capital Stock owned by Parent in Borrower (in the case of Borrower and Parent) in favor of the Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Permitted Liens, provided that, other than Permitted Liens granted pursuant to the Transaction Documents in favor of the Agent, any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens and any UCC financing statements filed in relation thereto describes as collateral only those asset or assets subject to such Permitted Lien and no other asset or assets of such Collateral Party.

Section 6.27          Compliance with Anti-Money Laundering Laws and Anti-Terrorism Laws.  Borrower agrees that it shall continue to take, and shall cause each Credit Party to take, reasonable measures (including, without limitation, the adoption of adequate policies, procedures and internal controls) appropriate to the circumstances (in any event as required by applicable Requirements of Law), to ensure that such Person is and shall be in compliance with all current and future Anti-Money Laundering Laws and Anti-Terrorism Laws and all other applicable Requirements of Law and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking. Borrower shall not, and shall not permit any Credit Party or any of its Subsidiaries to:  (a) violate any of the prohibitions set forth in the Anti-Terrorism Laws applicable to any of them or the business that they conduct, or (b) require Agent or Lenders to take any action that would cause Agent or Lenders to be in violation of the prohibitions set forth in the Anti-Terrorism Laws, it being understood that Agent or any Lender can refuse to honor any such request or demand otherwise validly made by Borrower under this Agreement or any Loan Document. Borrower also shall not, and shall not permit any Credit Party to, directly or indirectly, (i) Knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person or any other Person identified in any List, (ii) Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) repay the Loans with any funds derived from any unlawful activity with the result that the making of the Loans would be in violation of law, or (iv) Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Agent any certification or other evidence requested from time to time by Agent in its reasonable discretion, confirming compliance with this Section 6.27).

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 6.28           Prohibited Events.  Borrower shall not permit to occur or cause to permit to occur any of the following events:

(a)           the adoption of a plan relating to the liquidation or dissolution of any Credit Party; or

(b)           any event deemed to be a change of control (or similar concept) in any agreement, contract or other document other than a Loan Document to which a Credit Party is party.

Section 6.29          Trade Names.  Promptly upon (and, in any event, within three (3) Business Days after) Borrower’s or Operator’s receipt of any correspondence from or on behalf of a third party (a) demanding that Borrower or Operator cease using a trade name or trademark that such third party claims infringes an intellectual property right of that third party, or (b) otherwise questioning or challenging in any way the use of a trade name by Borrower or Operator, Borrower shall, or shall procure that Operator shall, deliver copies of all such correspondence to Agent.

Section 6.30           New Subsidiaries.  Borrower shall not, and shall not permit Operator to, form or acquire any additional Subsidiaries, without the prior written consent of Agent.

Section 6.31          Gaming and Liquor Licensing.  Borrower shall not apply for any license issued by the WSGC or make any application to the WSGC to become so licensed unless the WSGC requires Borrower to be so licensed, provided that if such requirement to be licensed is caused by an act or omission of Borrower or any Affiliate thereof, Borrower shall still be in breach of this covenant unless such act or omission is necessary to comply with the express terms and conditions of this Agreement.

Section 6.32           Fiscal Year.  Borrower shall not, and shall not permit any other Credit Party to, change its Fiscal Year without the prior written consent of Agent.

ARTICLE 7

RESERVES

Section 7.1             Tax Reserve.

(a)           Borrower shall cause Operator to establish and maintain at all times while this Agreement continues in effect a reserve (the “Tax Reserve”) for payment of federal income Taxes and gaming Taxes arising from the operation of the New Card Rooms (“Federal Taxes” and “Gaming Taxes”, respectively) and for payment of real estate Taxes on the Mortgaged Properties (“Real Estate Taxes” and, together with Federal Taxes and Gaming Taxes, “Reserved Taxes”).  The Tax Reserve shall be maintained in a segregated Deposit Account at the Account Bank opened in the name of Operator on or prior to the Effective Date solely for the purpose of this Section 7.1, which shall be subject to a Control Agreement.

(b)           Borrower shall, or shall cause Operator to, deposit in the Tax Reserve on or prior to the Effective Date twenty five percent (25%) of the average monthly Gaming Taxes and Real Estate Taxes estimated by Agent in its sole discretion prior to the Effective Date to be payable or, if not payable on a monthly basis, accrued, by Operator for that portion of the Fiscal Year beginning on the Effective Date and ending on April 30, 2011 (the “Initial Tax Reserve Deposit Amount”), for each New Card Room being purchased on the Effective Date.  Prior to any subsequent Purchase Agreement Closing Date (if any), Borrower shall similarly deposit in the Tax Reserve the Initial Tax Reserve Deposit Amount for each New Card Room being purchased on that date.

(c)           Borrower shall, or shall cause Operator to further deposit in the Tax Reserve on a monthly basis an additional amount:

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(i)            during the first three (3) calendar months following the Effective Date or, with respect to those New Card Rooms purchased on any subsequent Purchase Agreement Closing Date (if any), following that date, an aggregate amount necessary to ensure that no later than the end of such three (3) calendar month period there is not less than one hundred percent (100%) of the average monthly Gaming Taxes and Real Estate Taxes estimated by Agent in its sole discretion prior to the Effective Date to be payable by Operator when initially due or, if not payable on a monthly basis, accrued for the immediately preceding calendar months; and

(ii)           for each subsequent calendar month, subject to Section 7.1(e):

(A)           no later than concurrently with Borrower’s delivery of monthly financial statements pursuant to Section 6.1(d) an amount necessary to reserve for one hundred percent (100%) of the Gaming Tax liabilities accrued and/or payable by Operator for the calendar month to which such financial statements relate based on the operational results for that calendar month set forth in such financial statements; and

(B)           the average monthly Real Estate Taxes estimated by Agent in its sole discretion prior to the Effective Date to ensure that there is not less than one hundred percent (100%) of Real Estate Taxes reserved in the Tax Reserve to pay Real Estate Taxes when initially due; provided that as soon as Borrower or Operator becomes aware of an increase in the Real Estate tax liability of Operator (whether by notice from Agent or otherwise), the Borrower or Operator shall increase the amount it pays into the Tax Reserve on a monthly basis commensurate with such increase.

(d)           Subject to Section 7.1(e), beginning with the first full calendar month following the Effective Date and the first full calendar month of any subsequent Fiscal Year, Borrower shall, or shall cause Operator to deposit in the Tax Reserve on a monthly basis no later than concurrently with Borrower’s delivery of monthly financial statements pursuant to Section 6.1(d) an amount necessary to provide for the payment when initially due of one hundred percent (100%) of Federal Income Taxes on the taxable income arising from the operations of the New Card Rooms as reflected in such monthly financial statements.  In determining the monthly amounts required to be reserved under this Section 7.1(d), the Borrower will apply the then federal income tax rate applicable to the Operator to the taxable income arising from the operational results of the New Card Rooms for the applicable calendar month.

(e)           The aggregate required minimum balance of the Tax Reserve under this Section 7.1 (the “Tax Reserve Required Minimum Balance”) may be (i) increased or decreased at any time, in Agent’s sole discretion, pursuant to a change in Law or in anticipation of a proposed change in Law that increases or decreases or would be reasonably likely to increase or decrease, as applicable, Operator’s liability for any Reserved Taxes and (ii) increased or decreased, in Agent’s sole discretion, not more than once every three (3) calendar months to the extent that the Agent determines that the actual operating results for any New Card Room or the New Card Rooms collectively, warrant an increase or decrease in the Tax Reserve Required Minimum Balance.  To the extent that any adjusted Tax Reserve Required Minimum Balance determined by the Agent is higher than the then actual balance of the Tax Reserve, the Borrower shall cause the Operator to cure such deficiency promptly and in any event within thirty (30) days following notice to the Borrower of an adjustment made pursuant to sub-clause (i) or (ii) above.

(f)           Borrower shall, or shall cause Operator to, deposit in the Tax Reserve on each Interest Payment Date, an aggregate amount sufficient to maintain the then effective Tax Reserve Required Minimum Balance for each of the New Card Rooms.

(g)           So long as no Default or Unmatured Default has occurred and is continuing, Borrower shall cause Operator to apply all amounts in the Tax Reserve necessary to pay Reserved Taxes to the Governmental Authority directly (or indirectly through Parent to the extent permitted by Section 6.25(b)) on or prior to the initial due date therefor.  Borrower shall be responsible for ensuring the receipt by Agent, at least fifteen (15) days prior to the initial due dates for payment of Reserved Taxes, of all bills, invoices and statements for all Reserved Taxes to be paid from the Tax Reserve.

(h)           Any failure to have sufficient funds in the Tax Reserve to pay all Reserved Taxes when initially due and payable shall not excuse any failure by Borrower or Operator to pay all such amounts at such time as otherwise required under this Agreement.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(i)           All interest and other proceeds paid on the funds deposited in the Tax Reserve shall accrue to the benefit of Operator; provided, however, that Borrower shall cause Operator to retain such amounts in the Tax Reserve together with all other amounts from time to time in the Tax Reserve until applied to pay Reserved Taxes in accordance with this Section 7.1 or until all Obligations have been Paid in Full or as otherwise consented to in writing by Agent.

Section 7.2            Insurance Reserve.

(a)           Borrower shall cause Operator to establish and maintain at all times while this Agreement continues in effect a reserve for payment of all premiums to obtain or maintain insurance required under this Agreement (the “Insurance Reserve”).  The Insurance Reserve shall be maintained in a segregated Deposit Account at the Account Bank opened in the name of Operator on or prior to the Effective Date solely for the purpose of this Section 7.2, which shall be subject to a Control Agreement.

(b)           Borrower shall, or shall cause Operator to, deposit in the Insurance Reserve on or prior to the Effective Date an amount equal to twenty five percent (25%) of the aggregate monthly insurance premiums payable by Operator in respect of all New Card Rooms being purchased on the Effective Date (the “Initial Insurance Reserve Deposit Amount”).  Prior to any subsequent Purchase Agreement Closing Date (if any), Borrower shall similarly deposit in the Insurance Reserve the Initial Insurance Reserve Deposit Amount for each New Card Room being purchased on that date.

(c)           Borrower shall, or shall cause Operator to further deposit in the Insurance Reserve during the first three (3) calendar months following the Effective Date or, with respect to those New Card Rooms purchased on any subsequent Purchase Agreement Closing Date (if any), following that date, an aggregate amount necessary to ensure that no later than the end of such three (3) calendar month period, there is not less than one hundred percent (100%) of the aggregate monthly insurance premiums due deposited in the Insurance Reserve (the “Insurance Reserve Minimum Required Balance”).  Borrower shall, or shall cause Operator to further deposit in the Insurance Reserve on a monthly basis on each Interest Payment Date, an additional amount equal to one hundred percent (100%) of the insurance premiums initially due during such calendar month.

(d)           The Insurance Reserve Required Minimum Balance for each insurance policy required to be maintained pursuant to Section 6.6 shall be increased during the last three (3) months of the annual term of each such policy to the extent necessary to ensure that there are sufficient funds on deposit in the Insurance Reserve at the end of each annual policy term to pay the first three (3) months annual premium in advance on renewal or replacement of such policy.

(e)           To the extent that any adjusted Insurance Reserve Required Minimum Balance determined by the Agent is higher than that in effect, the Borrower shall cause the Operator to cure such deficiency within thirty (30) days following notice thereof from the Agent.

(f)           So long as no Default or Unmatured Default has occurred and is continuing, Borrower shall cause Operator to apply all amounts in the Insurance Reserve necessary to pay insurance premiums to the insurance broker or provider, or other party entitled thereto, directly on or prior to the initial due date therefor.  Borrower shall be responsible for ensuring the receipt by Agent, at least ten (15) days prior to the initial due dates for each payment of insurance premiums, of all bills, invoices and statements for all insurance premiums to be paid from the Insurance Reserve.

(g)           Any failure to have sufficient funds in the Insurance Reserve to pay all insurance premiums when initially due and payable shall not excuse any failure by Borrower or Operator to pay all such amounts at such time as otherwise required under this Agreement.

(h)           All interest and other proceeds paid on the funds deposited in the Insurance Reserve shall accrue to the benefit of Operator; provided, however, that Borrower shall cause Operator to retain such amounts together with all other amounts from time to time in the the Insurance Reserve until applied to pay insurance premiums in accordance with this Section 7.2 or until all Obligations have been Paid in Full or as otherwise consented to in writing by Agent.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 7.3             CME Reserve.

(a)           Borrower shall cause Operator to establish and maintain at all times while this Agreement continues in effect a reserve for payment of Capital Expenditures arising from or related to the operation of the New Card Rooms (the “CME Reserve”).  The CME Reserve shall be maintained in a segregated Deposit Account at the Account Bank opened in the name of Operator on or prior to the Effective Date solely for the purpose of this Section 7.3.

(b)           On or prior to the date on which Borrower delivers a CapEx Budget for a Fiscal Year pursuant to, and in accordance with, Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, Borrower shall, or shall cause Operator to, deposit in the CME Reserve an amount equal to fifty percent (50%) of the budgeted Capital Expenditures set forth in such Unapproved CapEx Budget for that Fiscal Year, which deposited amount shall be subject to adjustment to the extent it is greater or less than fifty percent (50%) of the budgeted Capital Expenditures set forth in the Approved CapEx Budget for that Fiscal Year (for that Fiscal Year, the “CME Threshold Amount”).

(c)           So long as no Default or Unmatured Default has occurred and is continuing, Borrower shall cause Operator to fund all Approved Capital Expenditures (which shall not, for the avoidance of doubt, include any cash on deposit in a Reserve), up to the CME Threshold Amount for such Fiscal Year and, thereafter, Borrower shall cause Operator to fund all Approved Capital Expenditures from the CME Reserve.

(d)           With respect to the period from and including the Effective Date to and including the date upon which the first Approved CapEx Budget is agreed by Agent, Borrower shall cause Operator to incur or pay Capital Expenditures only with the prior written consent of Agent.

(e)           If, as of the beginning of any Fiscal Year, the CapEx Budget is not an Approved CapEx Budget, Borrower shall cause Operator to incur or pay Capital Expenditures in accordance with the Approved CapEx Budget for the immediately preceding year, except to the extent Agent has approved particular Capital Expenditures in the CapEx Budget for the then current Fiscal Year, in which event Borrower shall have the right to permit such Approved Capital Expenditures to be incurred and paid.

(f)           If the CME Reserve shall at any time not contain at least the CME Threshold Amount (or prior to an Approved CapEx Budget for a Fiscal Year, at least fifty percent (50%) of the Capital Expenditures set forth in the Unapproved CapEx Budget for such Fiscal Year, Borrower shall cause Operator to fund such deficiency on the next succeeding Interest Payment Date.  Any failure to have sufficient funds in the CME Reserve to pay or incur Approved Capital Expenditures when needed shall not excuse any failure by Borrower to cause Operator to pay or incur Capital Expenditures to satisfy its other obligations under this Agreement.

(g)           All interest and other proceeds paid on the funds deposited in the CME Reserve shall accrue to the benefit of Operator; provided, however, that Borrower shall cause Operator to retain such amounts together with all other amounts from time to time in the CME Reserve until applied to incur or pay Approved Capital Expenditures in accordance with this Section 7.3 or until all Obligations have been Paid in Full or as otherwise consented to in writing by Agent.

ARTICLE 8

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.1            Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Credit Party to Lenders or Agent under or in connection with this Agreement, the Loans, any Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

Section 8.2            Failure to Make Payments.  (a) Nonpayment of principal of the Loans when due, (b) nonpayment of interest on the Loans within three (3) Business Days after the same becomes due or (c) nonpayment of any fee or other Obligations under any of the Loan Documents within the later of (i) five (5) Business Days after the same has become due to the Knowledge of any Credit Party and (ii) notice from Agent that the same is owed.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 8.3            Breach of Certain Covenants.  Borrower shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under Article 6 (other than Section 6.1(a), (d) and (e) to which the provisions of Section 8.4 shall apply or Section 6.7, Section 6.8 and Section 6.9 to which the provisions of Section 8.5 shall apply).

Section 8.4            Delivery of Financial Statements.  Borrower shall fail to deliver to Agent the financial documentation required to be delivered pursuant to Section 6.1(a), (d) and (e) within the applicable period prescribed therefor which is not remedied within one (1) Business Day thereafter.

Section 8.5            Other Defaults.  Other than as covered by this Article 8 elsewhere, any Credit Party shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under any of the terms or provisions of this Agreement or any Loan Document which is not remedied (if capable of remedy) within thirty (30) days after the earlier of Knowledge of Borrower thereof and notice from Agent to Borrower thereof.

Section 8.6             Default as to Material Indebtedness.  Failure of any Credit Party or any Subsidiary thereof to pay when due any Material Indebtedness; or the default by any Credit Party or any Subsidiary thereof in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of any Credit Party or any Subsidiary thereof shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Credit Party or any Subsidiary thereof shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

Section 8.7             Involuntary Bankruptcy; Appointment of Receiver, Etc.

(a)           An involuntary case, proceeding or other action shall be commenced against any Credit Party or any Subsidiary thereof under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, administrative receiver, trustee, receiver-manager, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets, and if such case or proceeding is being diligently contested in good faith, which case, proceeding or other action shall not be stayed, dismissed, bonded or discharged within thirty (30) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party or any Subsidiary thereof in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or any petition is presented by any Person for the appointment of an administrator of any Credit Party or any Subsidiary thereof and if such petition is being diligently contested in good faith, such petition shall not be stayed, dismissed, bonded or discharged within thirty (30) days.

(b)           A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, liquidator, administrative receiver, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Subsidiary thereof or over all or a substantial part of the Property of any Credit Party or any Subsidiary thereof shall be entered; or an interim receiver, trustee or other custodian of any Credit Party or any Subsidiary thereof or of all or a substantial part of the property of any Credit Party or any Subsidiary thereof shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any Credit Party or any Subsidiary thereof shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within thirty (30) days after entry, appointment or issuance.

(c)           Any order, judgment or decree shall be entered against any Credit Party or any Subsidiary thereof, decreeing its involuntary dissolution, split up or other similar proceeding, and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or any Credit Party or any Subsidiary thereof shall otherwise dissolve or cease to exist except as specifically permitted hereby.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 8.8             Voluntary Bankruptcy; Appointment of Receiver, Etc.  Any Credit Party or any Subsidiary thereof shall (a) commence any voluntary case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have any order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, receiver-manager, administrative receiver, liquidator, sequestrator, administrator, custodian or similar official for it or for all or any substantial part of its assets or (c) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (d) consent to the appointment of or taking possession by a receiver, receiver-manager, liquidator, sequestrator, trustee or other custodian or other officer for all or a substantial part of its property, (e) generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make any general assignment for the benefit of creditors or shall otherwise become insolvent under any relevant law, or (f) take any other action to authorize any of the actions set forth in this Section 8.8.

Section 8.9            Condemnation.  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of either Collateral Subsidiary.

Section 8.10          Judgments and Attachments.  (a) Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, distress or similar process is rendered against any Credit Party or any Subsidiary thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, (b) a federal tax Lien is filed against any Credit Party or any Property of any Credit Party which is not discharged of record, bonded over or otherwise secured to the satisfaction of Agent in its sole discretion within thirty (30) days after the filing thereof or the date upon which Agent receives actual knowledge of the filing thereof, or (c) an environmental Lien is filed against any Property of any Credit Party with respect to Claims, and which with respect to clauses (a) through (c) immediately above, (i) against the Parent involving either separately or collectively an amount in excess of US$100,000, or (ii) against any other Credit Party (or, if applicable, Subsidiary thereof), either separately or collectively involving an amount in excess of US$50,000.

Section 8.11          ERISA Matters.  (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party or any Controlled Group Member to the Pension Plan, Foreign Pension Plan, Multiemployer Plan or the PBGC or similar foreign governmental authority in an aggregate amount in excess of US$500,000, or (b) any Credit Party or any Controlled Group Member fails to pay when due, after the expiration of any applicable grace period, any contribution payment under Section 412 of the Internal Revenue Code or Section 302 of ERISA that is reasonably expected to result in the imposition of a Lien pursuant to Section 430 of the Internal Revenue Code or Section 303 of ERISA.

Section 8.12           Change in Control.  Any Change in Control shall occur.

Section 8.13          Environmental Matters.  Borrower or Operator shall (a) be the subject of any proceeding or investigation pertaining to the Release by either of them of any Contaminant into the environment, or (b) violate any Environmental, Health or Safety Requirements of Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect, and Borrower or Operator, as the case may be, fails to remedy the same within thirty (30) days after the earlier of Knowledge of Borrower thereof and notice from Agent to Borrower.

Section 8.14          Other Loan Documents.  Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any such Loan Document by any Person other than Agent or any Lender, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranties, or any Guarantor shall deny that it has any further liability under the Guaranties, or shall give notice to such effect.

Section 8.15          Collateral Documents.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority Lien over any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 8.16          Breach of Lease.  Breach of (a) any material obligation of Operator by Operator as tenant under or pursuant to any Lease related to the operations of any New Card Room (including, without limitation, failure to pay rent when due, to make repairs to the premises, to maintain insurance coverage or to comply with all applicable laws and regulations) or (b) any other obligation of Operator as tenant under or pursuant to any Lease beyond any applicable grace period with respect thereto contained in such Lease, if any.

ARTICLE 9

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1             Acceleration.

(a)           If any Default described in Section 8.7 or Section 8.8 occurs, the obligations of Lenders to make the Loans hereunder shall automatically terminate, the “Applicable Maturity Date” shall be deemed to have occurred, and the Obligations shall immediately become due and payable without any election or action on the part of Agent or any Lender.  If any other Default occurs, Required Lenders (or Agent with the consent of Required Lenders) may terminate or suspend the obligations of Lenders to make the Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, and the “Applicable Maturity Date” shall deemed to have occurred, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.  If such Default occurs after the first anniversary of the Effective Date, the applicable Repayment Fee shall automatically become due and payable by Borrower as liquidated damages and not as a penalty.

(b)           If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of Lenders to make the Loans hereunder as a result of any Default (other than any Default as described in Section 8.7 or Section 8.8) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, Required Lenders (in their sole discretion) shall so direct, Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.

(c)           Upon acceleration, Agent and Lenders, without notice to or demand upon Borrower, which is expressly waived by Borrower to the fullest extent permitted by law, shall be entitled to proceed to protect, exercise and enforce its rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity.  Agent may determine, in its sole discretion, the order and manner in which Agent’s and Lenders’ rights and remedies are to be exercised.

(d)           At any time a Default has occurred and is continuing, Agent may (a) provide notice to the Account Bank or securities intermediary, as applicable, that a Default has occurred hereunder and (b) exercise its rights under the Control Agreements to give directions and instructions with respect to the Deposit Accounts and Securities Accounts covered thereby, as applicable, and to exclude Borrower from access to the Deposit Accounts and Securities Accounts subject to the Control Agreements and the ability to give directions and instructions with respect to the accounts covered thereby.  All payments received by Agent and Lenders at any time after a Default has occurred and is continuing shall be applied to the Obligations as determined by Agent in its sole discretion.

Section 9.2            Amendments and Waivers.

(a)            No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders affected thereby and Borrower:

(b)           Extend the final maturity of the Loans (other than pursuant to Section 2.2) or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(c)           Change the percentage specified in the definition of Required Lenders.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(d)           Reduce the amount or extend the payment date for prepayments required under Section 2.3, or increase the amount of the Facility Commitment or of the Commitment of any Lender hereunder, or permit Borrower to assign its rights under this Agreement.

(e)           Amend this Section 9.2.

(f)            Release any Guarantor of the Loans or, except as provided in this Agreement or the  Collateral Documents, release or agree to subordinate Agent and Lenders’ Liens with respect to any of the Collateral.

(g)           Amend the definition of “Required Lenders”.

(h)           Waive any of the conditions specified in Section 4.2.

No amendment of any provision of this Agreement relating to Agent shall be effective without the written consent of Agent.  Agent may waive payment of the fee required under Section 13.3(b) without obtaining the consent of any other party to this Agreement.

Section 9.3            Preservation of Rights.  No delay or omission of Lenders or Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of the Loans notwithstanding the existence of a Default or the inability of Borrower to satisfy the conditions precedent to the Loans shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and Lenders until the Obligations have been paid in full.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1           Survival of Representations and Warranties.  All representations and warranties of Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

Section 10.2          Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.3           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.4          Entire Agreement.  The Loan Documents embody the entire agreement and understanding among Borrower, the other Credit Parties, Agent and Lenders and supersede all prior agreements and understandings among Borrower, the other Credit Parties, Agent and Lenders relating to the subject matter thereof.

Section 10.5          Several Obligations; Benefits of this Agreement.  The respective obligations of Lenders hereunder are several and not joint and limited to such Lender’s Commitment and Pro Rata Share of the Loans, and no Lender shall be the partner or agent of any other (except to the extent to which Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 10.6           Expenses; Indemnification.

(a)           Generally.  Borrower agrees upon demand to pay, or reimburse the Agent for, all of Agent’s reasonable internal and external audit, legal, appraisal, syndication, computer, travel, messenger, courier, insurance, evaluation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, reasonable attorneys’ fees and disbursements at its standard rates, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents), incurred by Agent in connection with (a) Agent’s audit and investigation of each Credit Party and its Subsidiaries in connection with the preparation, negotiation, and execution of the Loan Documents and Agent’s periodic audits of the Credit Parties and its Subsidiaries; (b) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Section 3.3), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (c) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (d) the ongoing administration hereof and of the Loans, including consultation with attorneys in connection therewith and with respect to Agent’s rights and responsibilities hereunder and under the other Loan Documents; (e) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (f) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, any Credit Party or any of its Subsidiaries, this Agreement or any of the other Loan Documents; (g) the response to, and preparation for, any subpoena or request for document production with which Agent is served or deposition or other proceeding in which Agent is called to testify, in each case, relating in any way to the Obligations, the Property, any Credit Party or any of its Subsidiaries, this Agreement or any of the other Loan Documents; and (h) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)           After Default.  Borrower further agrees to pay or reimburse Agent and Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements at its standard rates, and including allocated costs of internal counsel and costs of settlement), incurred by Agent or any Lender (a) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of any Default; (b) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (c) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, any Credit Party or any of its Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (d) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (a) through (c) above.

(c)           Additional Expenses Covered.  Expenses being reimbursed by Borrower under this Section 10.6 include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the Mortgages following a Default or Unmatured Default or a Default or Unmatured Default occurs or is discovered during such appraisal, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and costs and expenses incurred in connection with the Reports described in the following sentence.  Borrower acknowledges that from time to time Agent may prepare and may distribute to Lenders (but shall have no obligation or duty to prepare or to distribute to Lenders) certain audit reports (the “Reports”) pertaining to Borrower’s assets for internal use by Agent from information furnished to it by or on behalf of Borrower, after Agent has exercised its rights of inspection pursuant to this Agreement.

(d)           Indemnification.  Borrower hereby further agrees upon demand to indemnify Agent, each Lender, their respective affiliates, investment advisors, clients and managed accounts, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, including, without limitation, reasonable attorneys’ fees and settlement costs, whether or not Agent, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the Acquisition Finance Consideration hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any such indemnified party.  The obligations of Borrower under this Section 10.6 shall survive the termination of this Agreement.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 10.7          Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to Agent with sufficient counterparts so that Agent may furnish one to each of Lenders.

Section 10.8          Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Section 10.9          Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.10        Nonliability of Lenders.  The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent nor any Lender shall have any fiduciary responsibilities to any Credit Party.  Neither Agent nor any Lender undertakes any responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations.  Each Credit Party agrees that neither Agent nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, and consequential or punitive damages suffered by any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 10.11        Confidentiality.  Each Lender agrees to hold any material, non-public confidential information which it may receive from any Credit Party pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates, its and its Affiliates’ investment advisors, managed accounts and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process; provided that such Lender shall, to the extent legally permissible, provide notice as soon as practicable, of such disclosure to Borrower, to enable Borrower or any other Credit Party to seek a protective order or otherwise prevent or restrict such disclosure, (e) permitted by Section 13.6 and (f) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans borrowed hereunder.

Section 10.12        Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

Section 10.13        Disclosure.  Borrower and each Lender hereby acknowledge and agree that Fortress and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower and its Affiliates.

ARTICLE 11

AGENT

Section 11.1          Appointment; Nature of Relationship.  Fortress Credit Corp. is hereby appointed by each Lender as its contractual representative hereunder and under each other Loan Document (herein referred to as Agent), and each Lender irrevocably authorizes Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  Agent agrees to act as such contractual representative upon the express conditions contained in this Article 11.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that Agent is merely acting as the contractual representative of Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as Lenders’ contractual representative, Agent (a) does not hereby assume any fiduciary duties to any of Lenders, (b) is a “representative” of Lenders within the meaning of the term “secured party” as defined in the UCC and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of Lenders hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 11.2          Powers.  Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Agent shall have no implied duties to Lenders, or any obligation to Lenders to take any action under the Loan Documents except any action specifically provided by the Loan Documents to be taken by Agent.

Section 11.3          General Immunity.  Neither Agent nor any of its directors, officers, agents, Affiliates or employees shall be liable to Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.  In addition, the provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Person shall have any rights as third party beneficiaries of any of such provisions.

Section 11.4          Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent and each of its officers, directors, investment advisors, managed accounts, employees and agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Default or Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1) or (b) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to Agent by any Credit Party, a Lender or a Lending Installation.

Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Section 3.3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.  Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 11.5          Employment of Agents and Counsel.  Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care.  Agent shall be entitled to advice of counsel concerning the contractual arrangement between Agent and Lenders and all matters pertaining to Agent’s duties hereunder and under any other Loan Document.

Section 11.6          Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Loans, that by its terms must be fulfilled to the satisfaction of a Lender or applicable Lending Installation, Agent may presume that such condition is satisfactory to such Lender or Lending Installation unless Agent shall have received notice to the contrary from such Lender or Lending Installation prior to the making of the Loans.  Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.7          Agent’s Reimbursement and Indemnification.  Lenders agree to reimburse and indemnify Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by Borrower for which Agent is entitled to reimbursement by Borrower under the Loan Documents, (b) for any other expenses incurred by Agent on behalf of Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by Agent in connection with any dispute between Agent and any Lender or between two or more of Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent, its Affiliates, and each of their respective officers, directors, investment advisors, clients, managed accounts, employees and agents in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Agent in connection with any dispute between Agent and any Lender or between two or more of Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Agent.  The obligations of Lenders under this Section 11.7 shall survive payment of the Obligations and termination of this Agreement.

Section 11.8          Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give prompt notice thereof to Lenders.

Section 11.9          Rights as a Lender.  In the event Agent is a Lender, Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Pro Rata Share of the Loans as any Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, at any time when Agent is a Lender, unless the context otherwise indicates, include Agent in its individual capacity.  Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  Agent, in its individual capacity, is not obligated to remain a Lender.

Section 11.10        Non-Reliance on Agent and Other Lenders.  Each Lender and Lending Installation acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Lending Installation also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 11.11        Indemnity by Lenders.  To the extent determined by the Agent, in its sole discretion, to be required by any applicable law, the Agent may withhold from any interest, fees or other payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. The obligations of the Lenders under this Section 11.11 shall survive the Payment in Full of the Obligations and the termination of this Agreement.

Section 11.12        Successor Agent.  Agent may resign at any time by giving written notice thereof to Lenders and Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign.  Upon any such resignation, Required Lenders shall have the right to appoint, on behalf of Borrower and Lenders, a successor Agent.  If no successor Agent shall have been so appointed by Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrower and Lenders, a successor Agent.  Notwithstanding the previous sentence, Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates as a successor Agent hereunder.  If Agent has resigned and no successor Agent has been appointed, Lenders may perform all the duties of Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the effectiveness of the resignation of Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation of an Agent, the provisions of this Article 11 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder and under the other Loan Documents.

Section 11.13        Fees.  Borrower agrees to pay to Agent on or prior to the Extension Exercise Date, a non-refundable extension fee equal to one percent (1%) of the then principal amount outstanding of the Loans (the “Extension Fee”).

Section 11.14        Delegation to Affiliates.  Borrower and Lenders agree that Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent.  Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article 11 shall apply to any such sub agent and to the Affiliates of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which Agent is entitled under Article 10 and this Article 11.

Section 11.15        Execution of Collateral Documents.  Lenders hereby empower and authorize Agent to execute and deliver to Borrower on their behalf the Collateral Document(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Document(s).  Each Lender agrees that any action taken by Agent or the Required Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (b) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Credit Party or any Subsidiary thereof; (c) act as collateral agent for Lenders for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, provided, however, Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and Lenders for purposes of the perfection of all Liens with respect to the Property at any time in the possession of such Lender, including, without limitation, Credit Parties’ respective deposit accounts maintained with, and cash and Cash Equivalent Investments held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 11.16        Collateral Releases.  Lenders hereby empower and authorize Agent to execute and deliver to Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall (a) be permitted by the terms hereof or of any other Loan Document, (b) otherwise have been approved by Required Lenders (or, if required by the terms of Section 9.2, all of Lenders) in writing, (c) be with respect to all of the Collateral upon final Payment In Full of the Obligations and termination of the Commitments and this Agreement, or (d) be with respect to any part of the Collateral sold or disposed of by any Credit Party or any Subsidiary thereof, if such sale or disposition is permitted hereunder.

ARTICLE 12

SETOFF; RATABLE PAYMENTS

Section 12.1          Setoff.  If a Default shall have occurred and be continuing, each Lender, each applicable Lending Installation, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, including all account balances, whether provisional or final and whether or not collected or available, in whatever currency) at any time held and any other Indebtedness (in whatever currency) at any time held or owing by such Lender, Lending Installation or any such Affiliate to or for the credit or the account of Borrower or any other Credit Party against the payment of the Obligations owing to such Lender, irrespective of whether or not such Lender or Lending Installation shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or Lending Installation different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, Lending Installation and their respective Affiliates under this Section 12.1 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Lending Installation or their respective Affiliates may have.  Each Lender and Lending Installation agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.2          Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Pro Rata Share of the Loans (other than payments received pursuant to Section 3.1(a)) in a greater proportion than its Pro Rata Share thereof, such Lender agrees to notify Agent of such fact and, promptly upon demand by Agent, to purchase (for cash at face value) a portion of the Loans held by the other Lenders and such other obligations of the other Lenders, or make such other adjustments as shall be equitable so that the benefit of all such payments shall be shared by Lenders ratable in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loans and other amounts owing to them.  Likewise, if any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender shall notify Agent of such fact and, promptly upon demand by Agent, to take such action necessary so that the benefits of all such collateral shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loans and other amounts owing to them  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 13

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 13.1          Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and Lenders and their respective successors and assigns permitted hereby, except that (a) Borrower shall not have the right to assign or otherwise transfer its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 13.3, (c) any transfer by participation must be made in compliance with Section 13.2 and (d) any pledge or assignment of a security interest by a Lender must be made in compliance with Section 13.5.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.2 and, to the extent expressly contemplated hereby, the Affiliates of each of Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 13.2          Participations.

(a)           Permitted Participants; Effect  Subject to Section 13.8, any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and/or obligations under the Loan Documents (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under the Loan Documents shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrower, Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)           Voting Rights.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any  provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.2 that affects such Participant.  Subject to Section 13.2(c), Borrower agrees that each Participant shall be entitled to the benefits of Section 3.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(c)           Benefit of Certain Other Provisions  Borrower agrees that each Participant shall be entitled to the benefits of to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (a) a Participant shall not be entitled to receive any greater payment under Section 3.1(a) than Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of Borrower.

(d)           Participation Register.  In the event that any Lender sells participations in all or a portion of a Registered Loan, such Lender, as acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name of all Participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan subject to the participation (the “Participation Register”).  A Registered Loan  (and the registered note evidencing the same) may be participated in whole or in part only by registration of such participation on the Participation Register (and the registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note evidencing the same) may be effected only by the registration of such participation on the Participation Register.  The Participation Register shall be available for inspection by Borrower and Agent at any reasonable time and from time to time upon reasonable prior notice.

Section 13.3          Assignments by Lenders.  Subject to Section 13.3(h), any Lender may at any time assign all or any part of its rights and obligations under the Loan Documents to one or more banks or other entities (“Assignees”) (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)           Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption Agreement, substantially in the form of Exhibit G (an “Assignment and Assumption Agreement”), or in such other form as may be agreed to by the parties thereto, together with a processing and recordation fee of US$4,000 (unless such fee is waived by Agent) and the Assignee, if it is not a Lender, shall deliver to Agent an administrative questionnaire in form and substance satisfactory to Agent.

(b)           Minimum Amounts.  In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Pro Rata Share of the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.  In any case not described in the foregoing sentence of this Section 13.3(b), the aggregate amount of the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than US$100,000, in the case of any assignment in respect of the Loans, unless each of Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(c)           Consents.  The consent of Borrower and Agent shall not be required prior to an assignment by a Lender.

(d)           No Assignment to Borrower.  No assignment shall be made by a Lender to Borrower or any of Borrower’s Affiliates or Subsidiaries.

(e)           No Assignment to Natural Persons.  No assignment shall be made by a Lender to a natural person.

(f)            Effect; Effective Date.  Subject to acceptance and recording thereof by Agent pursuant to Section 13.3(g), from and after the effective date specified in each Assignment and Assumption Agreement, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.1 and Section 10.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement and the other Loan Documents that does not comply with this Section 13.3(f) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  The Assignment and Assumption Agreement shall contain a representation by the Assignee to the effect that none of the consideration used to make the purchase of the Commitment and the applicable Pro Rata Share of the Loans under the applicable assignment agreement constitutes “plan assets” as defined under Section 3(42) of ERISA and that the rights and interests of the Assignee in and under the Loan Documents will not be “plan assets” under Section 3(42) of ERISA.  On and after the effective date of such assignment, such Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and the applicable Pro Rata Share of the Loans assigned to such Assignee without any further consent or action by Borrower, Lenders or Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to an Assignee pursuant to this Section 13.3(f), the transferor Lender, Agent and Borrower shall, subject to the provisions in Section 13.3(g) below, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(g)           Register.  Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain or cause to be maintained, a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the applicable Pro Rata Share of the Loans (and the Commitment with respect thereto, the principal amount thereof and the stated interest thereon) held by such Lender (each, a “Registered Loan”).   Borrower hereby acknowledges and makes the Registered Loan a registered obligation for United States withholding tax purposes.  A Registered Loan (and the registered note evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note evidencing the same) may be effected only by registration of such assignment or sale on the Register or by the surrender of the registered note evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon one or more new registered notes in the same aggregate principal amount shall be issued to the designated Assignee(s) or Transferee(s).  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee, Agent shall, if Agent consents to such assignment and if such Assignment and Acceptance has been completed (a) accept such Assignment and Acceptance and (b) record the information contained therein in the Register.  Prior to the registration of assignment or sale of any Registered Loan (and the registered note evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes.  The entries in the Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

(h)           The entries in the Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 13.4          No New Loan.  No assignment shall be, nor shall it be deemed to be, a discharge, rescission, extinguishment, novation or substitution of the Loans or any portion thereof and the portion of the Loans so assigned shall continue to be the same obligation and not a new obligation.

Section 13.5          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.6          Dissemination of Information.  Borrower authorizes each Lender to disclose to any Participant or Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

Section 13.7          Tax Forms.  If any interest in any Loan Document is transferred to any transferee (including, for this purpose, any participant of any Lender’s interest) which is not incorporated under the laws of the United States or any State thereof, such transferee, prior to the  effectiveness of such transfer and from time to time thereafter as requested or necessary, shall provide to Agent any tax forms and other tax certifications that it is legally able to deliver, properly completed and executed, that are requested by Agent in order for Agent to comply with its withholding and tax reporting obligations with respect to payments under the Loan Documents.

Section 13.8          Approval of Gaming Authorities.  Notwithstanding any provision in Section 13.2 and Section 13.3 to the contrary, the rights of the Lenders to assign interests or grant participations in a Commitment or the Loans or any other interests of the Lenders hereunder to any Person who is not the original Agent, an original Lender, an Affiliate of an original Lender or the original Agent, or an Approved Fund with respect to an original Lender or the original Agent, shall be subject to the prior approval of all applicable Gaming Authorities, to the extent required by applicable Gaming Laws.

ARTICLE 14

NOTICES

Section 14.1          Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of Borrower, Agent, each other Credit Party and any Lender, at its address, email address or facsimile number set forth on Schedule 14.1, or (x) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Agent and Borrower in accordance with the provisions of this Section 14.1.  Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 14.1 and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section 14.1; provided that notices to Agent under Article 2 shall not be effective until received.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

Section 14.2           Change of Address.  Borrower, Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

MISCELLANEOUS

Section 15.1          Counterparts.  This Agreement may be executed in any number of counterparts and by a different party on separate counterparts, each of which, when executed and delivered, will be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.  Delivery of an  executed counterpart of this Agreement via facsimile transmission or in Adobe .pdf format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the Party so transmitting intends to be bound by the terms set forth herein.

Section 15.2          USA Patriot Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, if it is required to obtain, verify and record information that identifies Borrower, each other Credit Party and its other Subsidiaries which information that will allow such Lender to identify such Persons in accordance with its requirements.  Borrower shall promptly, following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 15.3          Restrictions under Gaming Laws and Liquor Laws.  Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, all rights, remedies and powers provided in this Agreement and the other Loan Documents, including with respect to the Collateral, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming Laws or Liquor Laws, and only to the extent that all approvals required for the exercise thereof, including prior approvals, are obtained from the requisite Gaming Authorities and Liquor Authorities.  Further, all  provisions of this Agreement and the other Loan Documents, including with respect to the Collateral, are intended to be subject to all applicable mandatory provisions of the Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Loan Documents invalid or unenforceable, in whole or in part.

Section 15.4          Intralinks, Etc.  Borrower further agrees that, upon the original Lenders transferring or proposing to transfer by way of participation, assignment or any other manner permitted under Article 13 all or a portion of such original Lender’s rights and/or obligations under the Loan Documents (including all or a portion of its Commitment and/or the Pro Rata Share of the Loans owing to it) (a “Syndication”), Agent may make communications, Loan Documents and any amendments, restatements, supplements or modifications thereof available to each Credit Party and its Subsidiaries by posting such matters on Intralinks or a substantially similar electronic transmission system (each such system, the “Platform”).  Borrower hereby acknowledges that, upon Syndication, certain of Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities (each, a “Public Lender”), and Borrower hereby agrees that all materials and/or information provided by or on behalf of each Credit Party hereunder and under the Loan Documents (collectively, the “Borrower Materials”) in advance of, upon and after Syndication may be posted on the Platform and that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” by a Credit Party, which shall mean, at a minimum, that the word “PUBLIC” shall appear prominently on the first page thereof, (b) by marking Borrower Materials “PUBLIC”, Credit Parties shall be deemed to have authorized Agent, Lenders and their Affiliates to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (c)  Agent, Lenders and their Affiliates shall be entitled to treat any Borrower Materials that are not so marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”. Nothing in this Section 15.4 shall prejudice the right of Agent to give any notice or other communication pursuant hereto or to any other Loan Document in any other manner specified herein or therein.  Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

Fortress/NG Washington II Holdings, LLC
Credit Agreement

ARTICLE 16

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 16.1          CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION, INCLUDING, BUT NOT LIMITED TO, THE MORTGAGES WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS.

Section 16.2          CONSENT TO JURISDICTION.  BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE OF AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 16.3          WAIVER OF VENUE.  BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 16.2.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 16.4         WAIVER OF JURY TRIAL.  BORROWER, AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

*     *     *

Fortress/NG Washington II Holdings, LLC
Credit Agreement

IN WITNESS WHEREOF, Borrower, Agent and Lenders have executed this Agreement as of the date first above written.

NG WASHINGTON II HOLDINGS, LLC
in its capacity as Borrower

By:	/s/ Robert B. Sturges

Name:	Robert B. Sturges

Title:	Manager

Signature Page 1 of 2 to Fortress/NG Washington II Holdings, LLC
Credit Agreement

FORTRESS CREDIT CORP.,
in its capacity as Agent

By:	/s/ Constantine M. Dakolias

Name:	Constantine M. Dakolias

Title:	President

FORTRESS CREDIT OPPORTUNITIES I LP,
as a Lender,

By: Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ Constantine M. Dakolias

Name:	Constantine M. Dakolias

Title:	President

FORTRESS CREDIT FUNDING II LP,
as a Lender

By: Fortress Credit Funding II GP LLC, its general partner

By:	/s/ Constantine M. Dakolias

Name:	Constantine M. Dakolias

Title:	President

Signature Page 2 of 2 to Fortress/NG Washington II Holdings, LLC
Credit Agreement

EXHIBIT A

FORM OF PLEDGE AGREEMENT

EXHIBIT B

FORM OF SECURITY AGREEMENT

EXHIBIT C

FORM OF NOTE ISSUE NOTICE

July [__], 2010

To: Fortress Credit Corp., as Agent (the “Agent”) under the Credit Agreement described below.

Re:
Credit Agreement, to be dated on or about July 23, 2010 (as the same may be amended or modified, the “Credit Agreement”), among NG Washington II Holdings, LLC (the “Borrower”), Lenders named therein and Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This notice is a Note Issue Notice pursuant to the Credit Agreement.  Borrower hereby requests a borrowing under the Credit Agreement as follows:

1.           The aggregate amount of the proposed Borrowing, as evidenced by the Notes to be issued by Borrower on the Note Issue Date, is US$[___________].

2.           The requested Note Issue Date (which is a Business Day) is July [__], 2010.

3.           Acquisition Finance Consideration evidenced by the Notes should be applied towards the purchase price for the Purchased Assets in accordance with the terms set forth in the Asset Purchase Agreement.

Borrower certifies that as of the Note Issue Date (a) all of the conditions precedent contained in Section 4.2 of the Credit Agreement have been satisfied (or waived pursuant to Section 9.2(h) of the Credit Agreement) and (b) all representations and warranties of Borrower set forth in Article 5 of the Credit Agreement are true and correct in all respects (subject to any express qualification as to materiality contained in any such representation and warranty and other than representations and warranties which expressly speak as of a different date).

Borrower will indemnify each Lender for any loss or cost incurred by such Lender resulting from the Notes not being issued on the date specified by Borrower in this Note Issue Notice for any reason other than default by Lenders, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain each Lender’s Pro Rata Share of the Loans.

IN WITNESS WHEREOF, the undersigned has executed this Notice as of the date first written above.

NG WASHINGTON II HOLDINGS, LLC, as Borrower

By:

Name:

Title:

EXHIBIT D

FORM OF NOTE

[Date]

NG WASHINGTON II HOLDINGS, LLC, (the “Borrower”), promises to pay _________________ or its registered successors or assigns (the “Lender”) the aggregate unpaid principal amount of its Pro Rata Share of the Loans made by the Lenders to Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), at the main office of Fortress Credit Corp. in New York, New York, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement (as hereinafter defined).  Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Applicable Maturity Date and shall make such mandatory repayments as are required to be made under the terms of Article 2 of the Agreement (as hereinafter defined).

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of the Loans and the date and amount of each principal repayment hereunder.

The rights evidenced by this Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to Section 13.2(d) or Section 13.3(g) of the Agreement.  This Note may not at any time be endorsed to, or to the order of, bearer.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of July 23, 2010 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”), among Borrower, the Lenders party thereto, including the Lender, and Fortress Credit Corp., as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written  above.

NG WASHINGTON II HOLDINGS, LLC, as Borrower

By:

Print Name:

Title:

SCHEDULE OF LOANS AND REPAYMENTS OF PRINCIPAL TO NOTE OF ___________________, DATED _____________:

Date	Principal Amount of Loans	Payment Date	Principal Amount Repaid	Unpaid Balance

EXHIBIT E

CLOSING LIST

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

[Date of Compliance Certificate]

To:	Fortress Credit Corp, as Agent
under the below referenced Credit Agreement
1345 Avenue of the Americas
46th Floor
New York, NY 10105
Attn:	Constantine M. Dakolias, President

With a copy to:

Fortress Investment Group LLC
Drawbridge Special Opportunities Funds
5221 N. O’Connor Blvd., Suite 700
Irving, TX  75039
Attn:	Andy Osborne

Re:	Compliance Certificate for the [Fiscal Quarter][Fiscal Year] beginning on ___________ and ending on _____________ (the “Test Date”).

Ladies and Gentlemen:

Reference is made to that certain CREDIT AGREEMENT dated as of July __, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among NG WASHINGTON II HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and FORTRESS CREDIT CORP., a Delaware corporation, as agent to the Lenders (together with its successors and assigns, “Agent”).  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Section 6.1(h) of the Credit Agreement, I, the Chief Financial Officer of Parent hereby certify that:

1.           [The financial information of the Credit Parties and their Subsidiaries furnished in Schedule 1 hereto, as required pursuant to Section 6.1(a) of the Credit Agreement, has been prepared in accordance with GAAP on a consolidated and consolidating basis, and fairly presents the consolidated financial position of the Credit Parties and their Subsidiaries.]1

2.           [The financial information of the Borrower and the Operator furnished in Schedule 1 hereto, as required pursuant to Section 6.1(c) of the Credit Agreement, has been prepared on a consolidated and consolidating basis and fairly presents the consolidated financial position of the Borrower and the Operator.]2

3.           I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Credit Parties during the accounting period covered by the financial statements delivered herewith.

4.           Such review has not disclosed the existence on and as of the date hereof, and neither I nor the President, Chief Executive Officer or Chief Financial Officer of each of the Borrower and Operator (if any) have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or an Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and/or Operator has taken or is taking, or proposes to take with respect thereto.

1 Include Paragraph 1 only if this compliance certificate is delivered in connection with annual financial statements.

2 Include this Paragraph only if this compliance certificate is delivered in connection with quarterly financial statements.

5.           The representations and warranties of the Credit Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all respects (subject to any express qualification as to materiality contained in any such representation or warranty, if applicable) on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

6.           Borrower is in compliance with the applicable covenants in Section 6.23 and 6.24 of the Credit Agreement as demonstrated on Schedule 4 hereof.

7.           [The Excess Cash Flow of the Borrower and the Operator for the Fiscal Quarter covered by this Certificate, reported on a monthly basis, is set forth on Schedule 5 attached hereto.]3

8.           [There are no material variations to the Approved CapEx Budget or the operating budget prepared for the Fiscal Quarter ended on the Test Date other than as specified on Schedule 6.]3

9.           [The aggregate amounts of Permitted Management Fees and Permitted Management Expenses paid by the Company in the [Fiscal Quarter][Fiscal Year] ending on the Test Date are set forth on Schedule 6 attached hereto.]4

[remainder of page intentionally left blank]

3 Include this Paragraph and the corresponding Schedule only if this compliance certificate is delivered in connection with quarterly financial statements.

4 Include this Paragraph and the corresponding Schedule only if this compliance certificate is delivered in connection with quarterly financial statements.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _____________, ________.

NEVADA GOLD & CASINOS, INC., a Nevada corporation, in its capacity as Parent

By:
Name:
Title:	Chief Financial Officer

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Financial Information

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

Default(s) or Event(s) of Default

SCHEDULE 3 TO COMPLIANCE CERTIFICATE

Representations and Warranties

SCHEDULE 4 TO COMPLIANCE CERTIFICATE

Financial Covenants

1.	Leverage Ratio.[5]

The Funded Indebtedness to TTM Adjusted EBIDTA, measured on a consolidated basis with Operator, and calculated as of the Test Date, is _____:1.0, as calculated per Annex A attached hereto, which [is/is not] equal to or less than the applicable ratio set forth in Section 6.23(a) of the Credit Agreement for such Test Date.

2.	NG Washington Quarterly Financial Covenants.[5]

(a)           NG Washington’s TTM EBITDAM, on a non-consolidated basis, as of the Test Date, is __________, as calculated per Annex B attached hereto, which [is/is not] less than $2,500,000.

(b)           The maximum principal amount outstanding at any time during the Fiscal Quarter ended on the Test Date of NG Washington’s Indebtedness, incurred by NG Washington and remaining outstanding, was $___________, which [is][is not] in excess of $4,150,000 in aggregate.

3.	NG Washington Annual Interest Payments. [5]

Payments of interest on the principal amount outstanding of Indebtedness of NG Washington totaled $___________ for the Fiscal Quarter ended on the Test Date and $___________ in aggregate for the fiscal year ending on the Test Date, which [is][is not] greater than $280,000.

4.	Operator Capital Expenditures. [6]

The aggregate amount of Capital Expenditures paid or incurred by the Operator for the Fiscal Year ending on the Test Date is $________, which [is][is not] greater than the aggregate of Approved Capital Expenditures for such Fiscal Year.

5 Include this item only if this compliance certificate is delivered in connection with quarterly financial statements.

6 Include this item only if this compliance certificate is delivered in connection with annual financial statements.

ANNEX A TO SCHEDULE 4 TO COMPLIANCE CERTIFICATE

Test Date [_______]

Leverage Ratio

(A)         As of the Test Date, Funded Indebtedness of Borrower was $____________ and Funded Indebtedness of Operator was $____________.

(B)          For the twelve (12) month period ending on the Test Date determined with respect to Borrower and Operator on a consolidated basis, TTM Adjusted EBIDTA was $________________ (determined as set forth below).

(i)           Net Income (excluding any extraordinary gains and losses): $_____________; plus

(ii)          Net Interest Expense: $____________; plus

(iii)         income Tax expense: $____________; plus

(iv)         depreciation expense: $____________; plus

(v)          amortization expense: $___________; plus

(vi)         corporate overhead attributable to the Purchased Assets:  $___________;

minus the aggregate of:

(a)          all non-cash items increasing Net Income: $___________; plus

(b)          non-recurring gains and losses: $___________; plus

(c)          income Tax credits: $___________; plus

(d)         gains and losses from discontinued operations: $___________; plus

(e)          non-cash deferred and stock based compensation: $__________; plus

(f)           non-recurring, non-operating income: $___________.

ANNEX B TO SCHEDULE 4 TO COMPLIANCE CERTIFICATE

NG Washington Financial Covenants

For the twelve (12) month period ending on the Test Date determined with respect to NG Washington, TTM Adjusted EBITDAM was $________________ (determined as set forth below).

(i)            TTM Adjusted EBITDA $________________ determined as set forth in Annex A to this Schedule 4; plus

(ii)           management fees paid in cash to the then appointed service supplier with respect to the operations of the Existing Card Rooms:  $___________.

SCHEDULE 5 TO COMPLIANCE CERTIFICATE

Excess Cash Flow

1.           Calculation of Excess Cash Flow

First Month of Fiscal Quarter:

(a)          For the month of [Month] [Year], the amount of Borrower’s and Operator’s Excess Cash Flow, on a consolidated basis, was $___________ (determined as set forth below):

(i)           Net Income: $___________; plus

(ii)          depreciation expense and amortization expense: $___________;

minus the aggregate of:

(iii)         Cash Capital Expenditures: $___________; plus

(iv)         Cash Interest Expense: $___________.

Second Month of Fiscal Quarter:

(a)          For the month of [Month] [Year], the amount of Borrower’s and Operator’s Excess Cash Flow, on a consolidated basis, was $___________ (determined as set forth below):

(i)           Net Income: $___________; plus

(ii)          depreciation expense and amortization expense: $___________;

minus the aggregate of:

(iii)         Cash Capital Expenditures: $___________; plus

(iv)         Cash Interest Expense: $___________.

Third Month of Fiscal Quarter:

(a)          For the month of [Month] [Year], the amount of Borrower’s and Operator’s Excess Cash Flow, on a consolidated basis, was $___________ (determined as set forth below):

(i)           Net Income: $___________; plus

(ii)          depreciation expense and amortization expense: $___________;

minus the aggregate of:

(iii)         Cash Capital Expenditures: $___________; plus

(iv)         Cash Interest Expense: $___________.

2.            Application of Excess Cash Flow.

Based on the calculations set forth on this Schedule, Borrower’s and Operator’s Excess Cash Flow for each of the following months was applied as follows:

First Month of Fiscal Quarter:

For the month of [Month] [Year], the Excess Cash Flow of the Borrower and Operator was applied as follows:

First:       if an Event of Default has occurred and is continuing, 100% to the prepayment of the Loans $___________;

Second, Distribution to Parent to pay interest on the Rogers’ Note $___________;

Third, prepayment of the Loans (66.67%)  $___________;

Fourth, Distribution to Parent (33.33%)  $___________.

Second Month of Fiscal Quarter:

For the month of [Month] [Year], the Excess Cash Flow of the Borrower and Operator was applied as follows:

First:       if an Event of Default has occurred and is continuing, 100% to the prepayment of the Loans $___________;

Second, Distribution to Parent to pay interest on the Rogers’ Note $___________;

Third, prepayment of the Loans (66.67%)  $___________;

Fourth, Distribution to Parent (33.33%)  $___________.

Third Month of Fiscal Quarter:

For the month of [Month] [Year], the Excess Cash Flow of the Borrower and Operator was applied as follows:

First:       if an Event of Default has occurred and is continuing, 100% to the prepayment of the Loans $___________;

Second, Distribution to Parent to pay interest on the Rogers’ Note $___________;

Third, prepayment of the Loans (66.67%)  $___________;

Fourth, Distribution to Parent (33.33%)  $___________.

SCHEDULE 6 TO COMPLIANCE CERTIFICATE

Material Variations to Approved CapEx Budget and Operating Budget

SCHEDULE 7 TO COMPLIANCE CERTIFICATE

Permitted Management Fees and Permitted Management Expenses

1.            Permitted Management Fees

The aggregate amount of management fees to the Service Supplier pursuant to the Management Agreement incurred or paid by the Borrower and Operator for the Fiscal Quarter ended on the Test Date is equal to $_________.  Such amount [is/is not] less than $_________, an amount equal to three percent (3%) of Operator’s Gross Revenues for such Fiscal Quarter.

2.            Permitted Management Expenses

The amount of payments to and reimbursements of Parent by Operator for the Fiscal Quarter ending on the Test Date and for the Fiscal Year ending on the Test Date were as follows:

Expense Category	Fiscal Quarter	Fiscal Year-to-Date	Exhibit N Stated Amount for Fiscal Year [______]	Exhibit N Stated Amount Plus 20%
Insurance, including but not limited to: General Business Liability Property Terrorism Crime Umbrella Theft and HR Exclusions Errors and omissions Auto Liquor
Employer contributions to Employee Benefit Plans: Health Dental Life Disability Optional (AFLAC, Additional Life) 401K and Match 401K maintenance quarterly fees $200 per unit
Taxes, including but not limited to: Federal income State income, if applicable Property
Licenses and Fees, including but not limited to: Incorporation fees State and City Operating Licenses Gaming Licenses
Professional Fees, including but not limited to: Sarbanes-Oxley Compliance Audits Tax Return preparation Legal Consultants (if required)

The amount listed in the table above in each row of the Fiscal Year-to-Date column [is/is not] less than the corresponding amount listed for such expense in the column labeled “Exhibit N Stated Amount Plus 20%” for every row.

The amount of travel expenses for the Borrower and Operator equal $________ for the Fiscal Quarter ended on the Test Date and equal $________ for the Fiscal Year ending on the Test Date.

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below, (a) the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guaranties included in such facilities, and (b) to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:		[and is an Affiliate/Approved
Fund of [identify Lender]][7]

3.	Borrower(s):	NG Washington II Holdings, LLC

4.	Agent:	Fortress Credit Corp.

5.	Credit Agreement:
The US$5,070,000 Credit Agreement dated as of [______][__], 2010 (as amended, amended and restated, supplemented and/or otherwise modified and in effect from time to time), among NG Washington II Holdings, LLC, as Borrower, the Lenders party thereto, and Fortress Credit Corp., as Agent.

6.	Assigned Interest:

Commitment/Pro Rata Share of Loans for all Lenders*	Amount of Commitment/ Pro Rata Share of Loans Assigned*	Percentage Assigned of Commitment/ Pro Rata Share of Loans[8]
US$	US$	_______%
US$	US$	_______%
US$	US$	_______%

7 Select as applicable.

*  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

7.	Trade Date:	[9]

Effective Date: ____________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY AGENT.]

9  Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to,]10 Acknowledged and Accepted:

[NAME OF AGENT], as Agent

By:
Title:

[Consented to:]11

[NAME OF RELEVANT PARTY]

By:
Title:

10  Refer to Section 13.3(b).

11  Refer to Section 13.3(b).

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.           Representations and Warranties.

1.1         Assignor.  The Assignor represents and warrants that (a) it is the legal and beneficial owner of the Assigned Interest, (b) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (c) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 13.3 of the Credit Agreement (subject to such consents, if any, as may be required under such Section 13.3 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type (v) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment Agreement, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under Section 3(42) of ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under Section 3(42) of ERISA, (vii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, (viii) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender, and (ix) attached as Schedule 1 to this Assignment Agreement is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           No New Loan.  The Assigned Interest shall not be, nor shall it be deemed to be, a discharge, rescission, extinguishment, novation or substitution of the Loans or any portion thereof and the portion of the Loans so assigned shall continue to be the same obligation and not a new obligation.

4.           General Provisions.  This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment Agreement.  This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

4

ADMINISTRATIVE QUESTIONNAIRE

On file with Agent

5

EXHIBIT H

FORM OF EXTENSION NOTICE

[______ __, 2012]

Fortress Credit Corp
1345 Avenue of the Americas
46th Floor
New York NY 10105
Telephone: 212 798 6130
Fax: 212 798 6099
Attn:  Constantine M. Dakolias, President

Re:  NG Washington II Holdings, LLC – Extension Notice re Maturity Date

Ladies and Gentlemen:

The undersigned, NG Washington II Holdings, LLC (“Borrower”), refers to the Credit Agreement dated as of July 23, 2010 (the “Credit Agreement”, the terms therein being used herein as therein defined), among the undersigned, the financial institutions party thereto as Initial Lenders, Fortress Credit Corp, as Agent (the “Agent”), and hereby gives you, in your capacity as Agent, irrevocable notice, pursuant to and in accordance with Section 2.2 of the Credit Agreement, that the undersigned hereby elects, subject to the satisfaction of each condition set forth in Section 4.3 of the Credit Agreement in a manner satisfactory to Agent in its sole discretion, to extend the Initial Maturity Date of the Loan, being _______ ___, 2012, to the Extended Maturity Date of the Loan, which would be _______ ___, 2013.

Unless otherwise defined herein, capitalized terms used in this Extension Notice shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies that no Default or Unmatured Default has occurred and is continuing or would result from the exercise of the Extension Option, either as of the date hereof or as of the Initial Maturity Date.

The undersigned further certifies that the Borrower and the Operator are in compliance with the applicable covenants in Section 4.3(e) and 4.3(f), and as demonstrated on Schedule 1 attached hereto.

Very truly yours,

NG WASHINGTON II HOLDINGS, LLC, as Borrower

By:
Name:
Title: Chief Financial Officer

6

SCHEDULE 1

Financial Covenants

Leverage Ratio.

(a)           The Funded Indebtedness to TTM Adjusted EBIDTA, measured on a consolidated basis with Operator, and calculated as of the last calendar day of the last calendar month prior to the Initial Maturity Date for which financial statements have been furnished to Agent by Borrower pursuant to Section 6.1 of the Credit Agreement (the “Test Date”), is _____:1.0, as calculated per Annex A attached hereto, which [is/is not] equal to or less than 2.0:1.0.

(b)           The Funded Indebtedness to Three-Month Annualized Adjusted EBIDTA, measured on a consolidated basis with Operator, and calculated as of the Test Date, is _____:1.0, as calculated per Annex A attached hereto, which [is/is not] equal to or less than 2.0:1.0.

7

ANNEX A TO SCHEDULE 1

[Test Date]

Trailing Twelve Month Leverage Ratio

(A)         As of the Test Date, Funded Indebtedness of Borrower was $____________ and Funded Indebtedness of Operator was $____________.

(B)         For the twelve (12) month period ending on the Test Date determined with respect to Borrower and Operator on a consolidated basis, TTM Adjusted EBIDTA was $________________ (determined as set forth below).

(i)           Net Income (excluding any extraordinary gains and losses): $_____________; plus

(ii)          Net Interest Expense: $____________; plus

(iii)         income Tax expense: $____________; plus

(iv)        depreciation expense: $____________; plus

(v)         amortization expense: $___________; plus

(vi)        corporate overhead attributable to the Purchased Assets:  $___________;

minus the aggregate of:

(a)          all non-cash items increasing Net Income: $___________; plus

(b)          non-recurring gains and losses: $___________; plus

(c)          income Tax credits: $___________; plus

(d)         gains and losses from discontinued operations: $___________; plus

(e)          non-cash deferred and stock based compensation: $__________; plus

(f)           non-recurring, non-operating income: $___________.

Three-Month Annualized Leverage Ratio

(A)          As of the Test Date, Funded Indebtedness of Borrower was $____________ and Funded Indebtedness of Operator was $____________.

(B)           For the three (3) month period ending on the Test Date determined with respect to Borrower and Operator on a consolidated basis, three-months Adjusted EBIDTA was $________________ (determined as set forth below).  Such amount multiplied by four (4), the Three-Month Annualized Adjusted EBITDA, is $________________.

(i)           Net Income (excluding any extraordinary gains and losses): $_____________; plus

(ii)          Net Interest Expense: $____________; plus

(iii)         income Tax expense: $____________; plus

(iv)        depreciation expense: $____________; plus

(v)         amortization expense: $___________; plus

(vi)        corporate overhead attributable to the Purchased Assets:  $___________;

minus the aggregate of:

(a)          all non-cash items increasing Net Income: $___________; plus

(b)          non-recurring gains and losses: $___________; plus

(c)          income Tax credits: $___________; plus

(d)         gains and losses from discontinued operations: $___________; plus

(e)          non-cash deferred and stock based compensation: $__________; plus

(f)           non-recurring, non-operating income: $___________.

EXHIBIT I

FORM OF GUARANTY

EXHIBIT J

FORM OF GAMING REPORT

EXHIBIT K

AGENT’S ACCOUNT

EXHIBIT L

COMMITMENTS AND PRO RATA SHARES OF THE LENDERS

Lender	Commitment		Pro Rata Share

Fortress Credit Opportunities I LP	US$	4,309,500.00	85%

Fortress Credit Funding II LP	US$	760,500.00	15%

EXHIBIT M

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

EXHIBIT N

PERMITTED MANAGEMENT EXPENSES

	Fiscal Year to April 30, 2011	Fiscal Year to April 30, 2012	Fiscal Year to April 30, 2013
Insurance, including but not limited to:	$180,000	$189,000	$198,450
General Business Liability
Property Terrorism
Crime
Umbrella
Theft and HR Exclusions
Errors and omissions
Auto
Liquor

Employer contribution to Employee Benefit Plans:	$250,000	$262,500	$275,625
Health
Dental
Life
Disability
Optional (AFLAC, Additional Life)
401K and Match
401K maintenance quarterly fees $200 per unit

Taxes, including but not limited to (but excluding gaming taxes):	$836,000	$877,800	$921,690
Federal income
State income, if applicable
Property

Licenses and Fees, including but not limited to:	$333,333	$350,000	$367,500
Incorporation fees
State and City Operating Licenses
Gaming Licenses

Professional Fees, including but not limited to:	$166,667	$175,000	$183,750
Sarbanes-Oxley Compliance
Audits
Tax return preparation
Legal
Consultants (if required)

Notes:
1. Excludes actual travel expenses incurred which are, subject to Section 6.25(b)(ii) of the Credit Agreement, to be reimbursed by Operator upon submission of invoices therefor to Operator by Parent.

SCHEDULE 1.1

MORTGAGED PROPERTIES

1.           Club Hollywood Casino (Building)
16716 Aurora Avenue North
Shoreline, WA 98133

2.           Club Hollywood Casino (Parking Lot)
16622 Aurora Avenue North
Shoreline, WA 98133

3.           Silver Dollar Casino - Mill Creek
17917 Bothell Everett Highway
Bothell, WA 98012

4.           Silver Dollar Casino - Renton
3100 East Valley Road
Renton, WA 98055

5.           Silver Dollar Casino - SeaTac
19222 International Boulevard
SeaTac, WA 98188

6.           Golden Nugget Casino
14025 Interurban Avenue South
Tukwila, WA 98168

7.           Royal Casino
13010 Highway 99 South
Everett, WA 98204

SCHEDULE 5.7

LITIGATION AND CONTINGENT OBLIGATIONS

LITIGATION

1.	Threat of a lawsuit by GOLD & Associates of Jacksonville, Inc. d/b/a Gold & Associates against Nevada Gold & Casinos, Inc.

CONTINGENT OBLIGATIONS

1.
Nevada Gold & Casinos, Inc. is a guarantor in favor of Crazy Moose Casino, Inc., Crazy Moose Casino II, Inc., Coyote Bob’s, Inc. and Gullwing III, LLC pursuant to the terms of that certain Commercial Guaranty dated May 12, 2009 among Nevada Gold & Casinos, Inc., Crazy Moose Casino, Inc., Crazy Moose Casino II, Inc,. Coyote Bob’s, Inc. and Gullwing III, LLC.

2.
NG Washington, LLC is a guarantor in favor of Louise Rogers pursuant to the terms of that certain Loan Guaranty Agreement dated July 7, 2009 among Gold Mountain Development, LLC, CGC Holdings, L.L.C., Colorado Grande Enterprises, Inc., NG Washington, L.L.C., Nevada Gold BVR, L.L.C. and Louise H. Rogers.

3.
Nevada Gold & Casinos, Inc. is a guarantor in favor of Sterling Savings Bank pursuant to the terms of that certain Business Loan Agreement dated June 3, 2009 between NG Washington, LLC and Sterling Savings Bank.

SCHEDULE 5.8.1

CREDIT PARTY CORPORATE INFORMATION

Current Legal Name	Jurisdiction of Organization	Organization Number	Location of Chief Executive Office/Sole Place of Business	Legal Name(s) for Last 5 Years
Nevada Gold & Casinos, Inc.	Nevada	1530-77	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Nevada Gold & Casinos, Inc.
NG Washington, LLC	Washington	602-899-429	402 16th Street NE, Suite 106 Auburn, WA 98002	NG Washington, LLC
NG Washington II Holdings, LLC	Delaware	4827119	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	NG Washington II Holdings, LLC
NG Washington II, LLC	Washington	602-990-936	711 Powell Ave., SW Renton, WA 98057	NG Washington II, LLC
Nevada Gold NY, Inc.	New York	F050912000876	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Nevada Gold NY, Inc.
Nevada Gold Vicksburg, LLC	Mississippi	922158	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Nevada Gold Vicksburg, LLC
CGC Holdings, LLC	Nevada	E0209492005-7	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	CGC Holdings, LLC
Colorado Grande Enterprises, Inc.	Colorado	20011216166	300 E. Bennett Ave. Cripple Creek, CO 80813	Colorado Grande Enterprises, Inc.

Black Hawk Gold, Ltd.	Colorado	19971070727	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Blackhawk Gold, Ltd. Black Hawk Gold, Ltd.
Gold Mountain Development, LLC	Colorado	941047960	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Gold Mountain Development, LLC
Nevada Gold Speedway, LLC	Nevada	E0100102010-9	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Nevada Gold Speedway, LLC
Nevada Gold BVR, LLC	Nevada	E0162412005-3	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Nevada Gold BVD, L.L.C., Nevada Gold BVR, LLC
Gold River, LLC	Nevada	7783-2004	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Gold River, LLC, Nevada Gold River, LLC
Dry Creek Casino, LLC	Texas	07092796	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Dry Creek Casino, LLC
Texas City Limits, LLC	Texas	800438195	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Texas City Limits, LLC
Nevada Gold Management Services, Inc.	Texas	801043570	50 Briar Hollow Lane, Suite 500W Houston, TX 77027	Nevada Gold Management Services, Inc.

SCHEDULE 5.8.2

CREDIT PARTY ORGANIZATIONAL STRUCTURE

(a)           Authorized Capital Stock of each Subsidiary of Parent

Investment In	Owned By	Amount of Investment	Percent Ownership
NG Washington, LLC	Nevada Gold & Casinos, Inc.	$13,175,000	100%
NG Washington II Holdings, LLC	Nevada Gold & Casinos, Inc.	$1	100%
NG Washington II, LLC	NG Washington II Holdings, LLC	$7,500,000	100%
Nevada Gold NY, Inc.	Nevada Gold & Casinos, Inc.	$1	100%
Nevada Gold Vicksburg, LLC	Nevada Gold & Casinos, Inc.	$1	100%
CGC Holdings, LLC	Nevada Gold & Casinos, Inc.	$7,987,903	100%
Colorado Grande Enterprises, Inc.	CGC Holdings, LLC	$1	100%
Black Hawk Gold, Ltd.	Nevada Gold & Casinos, Inc.	$1	100%
Gold Mountain Development, LLC	Nevada Gold & Casinos, Inc.	$1	100%
Nevada Gold Speedway, LLC	Nevada Gold & Casinos, Inc.	$1	100%
Nevada Gold BVR, LLC	Nevada Gold & Casinos, Inc.	$1	100%
Gold River, LLC	Nevada Gold & Casinos, Inc.	$1	100%
Dry Creek Casino, LLC	Nevada Gold & Casinos, Inc.	$1	69%
Texas City Limits, LLC	Nevada Gold & Casinos, Inc.	$540	54%
Nevada Gold Management Services, Inc.	Nevada Gold & Casinos, Inc.	$1	100%

(b)           Subscriptions, Options, Warrants, Calls

Stock Options issued by Nevada Gold & Casinos, Inc.

Name	Exercisable	Unexercicable	Option Exercise Price ($)	Issued	Vesting	Option Expiration Date
Robert B. Sturges	100,000		4.87	10/12/06	Vested	10/12/16
	200,000		1.65	8/30/07	Vested	8/30/12
	100,000		1.20	1/23/08	Vested	1/23/13
	150,000		1.25	7/28/09	Vested	7/28/19

James J. Kohn	26,000		3.79	10/23/06	Vested	10/23/11
	60,000		1.65	8/30/07	Vested	8/30/12
	70,000		1.14	4/22/08	Vested	4/22/13
	75,000		1.25	7/28/09	Vested	7/28/19

Ernest E. East	30,000		3.24	1/8/07	Vested	1/8/12
	60,000		1.65	8/30/07	Vested	8/30/12
	60,000		1.25	7/28/09	Vested	7/28/19

Eric Rose	5,000		1.14	4/22/08	Vested	4/22/13
	1,667		1.25	7/28/09	Vested	7/28/19
		1,666	1.25	7/28/09	7/28/10	7/28/19
		1,666	1.25	7/28/09	7/28/11	7/28/19

Victor Mena	6,667		1.25	7/28/09	Vested	7/28/19
		6,666	1.25	7/28/09	7/28/10	7/28/19
		6,666	1.25	7/28/09	7/28/11	7/28/19

William G. Jayroe	40,000		1.20	1/23/08	Vested	1/23/13
	10,000		1.25	7/28/09	Vested	7/28/19

Francis M. Ricci	25,000		1.20	1/23/08	Vested	1/23/13
	10,000		1.25	7/28/09	Vested	7/28/19

Wayne H. White	25,000		1.20	1/23/08	Vested	1/23/13
	10,000		1.25	7/28/09	Vested	7/28/19

William Sherlock	25,000		1.35	10/15/07	Vested	10/15/12
	5,000		1.20	1/23/08	Vested	1/23/13
	15,000		1.25	7/28/09	Vested	7/28/19

Frank Catania	25,000		0.75	4/16/09	Vested	4/16/14
	5,000		1.25	7/28/09	Vested	7/28/19

H. Thomas Winn	150,000		2.01	7/6/07	Vested	7/6/12
		50,000	2.01		7/6/2011	7/6/12

SCHEDULE 5.8.3

JOINT VENTURES AND PARTNERSHIPS

None.

SCHEDULE 5.14

LIENS

None.

SCHEDULE 5.17.1

ENVIRONMENTAL MATTERS

1.	Presence of grease tank inside the Golden Nugget Tukwila, located at 14025 Interurban Avenue South Tukwila, Washington 98168, previously used as a receptacle for disposing fry oil.

SCHEDULE 5.25

LABOR MATTERS

None.

SCHEDULE 5.26.1

PENDING CLAIMS AGAINST ANY CREDIT PARTY

RIGHT TO USE

Lawful rights to use certain trademarks and trade names may be subject to third parties’ rights, namely, such rights to the Silver Dollar Casino trade name and to the following trademarks: Silver Dollar Casino, Golden Nugget Casino, Club Hollywood, Washington Players Club and Club BC’s.

PENDING OR THREATENED CLAIMS

None.

SCHEDULE 5.27

LIST OF ALL REAL PROPERTY AND LEASES

Real Property owned by each Credit Party:

1.	Nevada Gold & Casinos, Inc.

(a)	Real property located in Gilpin County, City of Black Hawk, Colorado, 80422.

2.	NG Washington, LLC

(a)	Real property located at 3014 W. Kennewick Ave., Kennewick, WA 99336

(b)	Real property located at 510 S. 20th Ave., Pasco, WA 99301

Leases of the Credit Parties in effect on the Effective Date:

1.	NG Washington II, LLC

Schedule 5.37 is incorporated herein

2.	NG Washington, LLC

(a)
Lease Agreement dated February 1, 2004 between Auburn Airport Plaza, LLC, as landlord, and Gillwing III, LLC, as tenant, assigned to NG Washington, LLC, as tenant, on May 12, 2009 (Administrative Office).

(b)
Shopping Center Lease Agreement dated February 14, 2001 between Chin Partnership, as landlord, and Gullwing III, LLC, as tenant, assigned to NG Washington, LLC, as tenant, on May 12, 2009 (Crazy Moose Casino Mountlake Terrace).

(c)
Lease Agreement dated June 27, 2005 between TCW, LLC, as landlord, and Crazy Moose Casino, Inc., as tenant, assigned to NG Washington, LLC, as tenant, on May 12, 2009 (Parking Lot at Crazy Moose Casino Pasco).

3.	Nevada Gold & Casinos, Inc.

(a)	Office Lease dated October 8, 2008 between RMC 2004 Portfolio I, LP et al., as landlord, and Nevada Gold & Casinos, Inc., as tenant (Nevada Gold & Casinos, Inc.’s Corporate Office).

SCHEDULE 5.36

LEASES ON MORTGAGED PROPERTIES

1.
192nd Property Lease effective June 1, 2002 for the Silver Dollar Casino SeaTac originally between 192nd Pacific Properties L.L.C. and Roy R. Toland and Audrey V. Toland, as landlord, and Big Nevada, Inc. d/b/a “The Silver Dollar Casino”, which lease is now between 192nd Pacific Properties L.L.C. and Roy R. Toland and Audrey V. Toland, as landlord, and NG Washington II, LLC, as tenant.

2.
Lease Agreement dated March 8, 2004 for the Silver Dollar Casino Renton originally between Little Family, LLC, as landlord, and Little Nevada, Inc., as tenant, which lease is now between Little Family, LLC and Little 3100, LLC, as landlord, and NG Washington II, LLC, as tenant.

3.
Sublease Agreement, dated December 21, 2007, originally between Little Nevada, Inc., as sublessor, and Ruth Dykeman Children’s Center, as sublettee, as subsequently amended, which sublease is now between NG Washington II, LLC, as sublessor, and Ruth Dykeman Children’s Center, as sublettee.

4.
Lease Agreement dated December 3, 2001 for the Silver Dollar Casino Mill Creek originally between Colin W. & Merlyna M. Radford and Tri-Western Syndicated Investment Co. dba Tri West North Creek Partnership, as landlord, and Timothy B. and Michael Iszley dba Golden Nugget Casino, as tenant, as subsequently amended (with Wallace Properties – Mill Creek, LLC, as successor in interest to original landlord and Silver Dollar Mill Creek, Inc. as successor in interest to original tenant), which lease is now between Wallace Properties – Mill Creek, LLC, as landlord, and NG Washington II, LLC, as tenant.

5.
Commercial Premises Lease dated March 5, 2007 for the Club Hollywood Casino originally between Old 99 Property Group, L.L.C., as landlord, and Hollydrift Gaming, Inc. d/b/a Club Hollywood, as tenant, which lease is now between Old 99 Property Group, L.L.C., as landlord and NG Washington II, LLC, as tenant.

6.
Commercial Premises Lease (Parking Lot) dated March 5, 2007 for the Club Hollywood Casino originally between Old 99 Property Group, L.L.C., as landlord, and Hollydrift Gaming, Inc. d/b/a Club Hollywood, as tenant, which lease is now between Old 99 Property Group, L.L.C., as landlord, and NG Washington II, LLC, as tenant.

7.
Commercial Premises Lease dated December 22, 2006 for the Royal Casino originally between Allen and Sharon Hemmat, as landlord, and Royal Casino Holdings, Inc., as tenant, which lease is now between Allen and Sharon Hemmat, as landlord, and NG Washington II, LLC, as tenant.

8.
Golden Nugget Casino Lease dated November 29, 2004, originally between Bruce Fehling and Yong Hui Fehling, as landlord, and Golden Nugget Tukwila, Inc. (formerly Vormsberg Company), as tenant, which lease is now between Bruce Fehling and Yong Hui Fehling, as landlord, and NG Washington II, LLC, as tenant.

9.
Office Lease dated October 29, 2004 between WTCTPI, LLC, as landlord, and Gaming Consultants, Inc., as tenant, which lease is now between ECI TWO WTC LLC, as landlord, and NG Washington II, LLC, as tenant.

SCHEDULE 6.11

INDEBTEDNESS

None.

SCHEDULE 14.1

NOTICE INFORMATION

Fortress Credit Corp.
1345 Avenue of the Americas, 46th FL
New York, NY  10105
Attn:  Constantine M. Dakolias
Fax: (646) 224-8716

with a copy to:
Sidley Austin LLP
555 W. Fifth Street, Suite 4000
Los Angeles, CA 90013
(213) 896-6600 fax
Attn:  Edward C. Prokop

NG Washington II Holdings, LLC
50 Briar Hollow Lane, Suite 500W
Houston, TX 77027
(713) 621-2245 phone
(713) 621-2245 fax
Attn.: Robert B. Sturges, Manager

with a copy to:
Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, TX 77027
(713) 621-2245 phone
(713) 621-2245 fax
Attn.: Robert B. Sturges, CEO

and

Wolff & Samson PC
One Boland Drive
West Orange, NJ 07052
(973) 530-2009 phone
(973) 530-2209 fax
Attn.: David M. Hyman, Esq.

NG Washington II, LLC
711 Powell Ave., SW
Renton, WA 98057
(425) 264-1050 phone
(425) 264-1060 fax
Attn.: Victor Mena, Chief Operating Officer

with a copy to:
Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, TX 77027
(713) 621-2245 phone
(713) 621-2245 fax
Attn.: Robert B. Sturges, CEO

and

Wolff & Samson PC
One Boland Drive
West Orange, NJ 07052
(973) 530-2009 phone
(973) 530-2209 fax
Attn.: David M. Hyman, Esq.

NG Washington, LLC
402 16th Street NE, Suite 106
Auburn, WA 98002
(253) 288-9700 phone
(253) 288-9710 fax
Attn.: Victor Mena, Chief Operating Officer

with a copy to:
Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, TX 77027
(713) 621-2245 phone
(713) 621-2245 fax
Attn.: Robert B. Sturges, CEO

and

Wolff & Samson PC
One Boland Drive
West Orange, NJ 07052
(973) 530-2009 phone
(973) 530-2209 fax
Attn.: David M. Hyman, Esq.

Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, TX 77027
(713) 621-2245 phone
(713) 621-2245 fax
Attn.: Robert B. Sturges, CEO

and

Wolff & Samson PC
One Boland Drive
West Orange, NJ 07052
(973) 530-2009 phone
(973) 530-2209 fax
Attn.: David M. Hyman, Esq.